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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Cooper Industries, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

March 14, 2007
Dear Shareholder:
On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Cooper Industries’ shareholders. The meeting will be held on Tuesday, April 24, 2007, at 11:00 a.m. in the 64th floor conference room, Chase Tower, 600 Travis Street, Houston, Texas.
The notice of meeting and proxy statement following this letter describe the business to be conducted at the meeting, including the election of five directors.
Your vote is important. Please take a moment now to vote your proxy over the Internet, by telephone or by signing and returning your proxy card in the envelope provided, even if you plan to attend the meeting. Your proxy card and the Notice of Annual Meeting on the inside cover of this proxy statement include instructions on how to vote your shares over the Internet, by telephone or by written proxy. If you elected to receive your proxy statement electronically, you will not receive a proxy card and must vote via the Internet or by telephone. If you have Internet access, we encourage you to vote over the Internet. It is convenient for you and saves your company significant postage and processing costs.
The Board of Directors appreciates and encourages shareholder participation. Thank you for your continued support.
Sincerely,
Kirk S. Hachigian
Chairman, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
COOPER INDUSTRIES, LTD.
P.O. Box 4446
Houston, Texas 77210
_________________

TIME	11:00 a.m. on Tuesday, April 24, 2007.

PLACE	Chase Tower, 64th floor, 600 Travis Street, Houston, Texas. Free parking is available at the J.P. Morgan Chase Center, which is located at 601 Travis Street.

ITEMS OF BUSINESS	1.	Elect four directors for the term expiring at the 2010 Annual Meeting of Shareholders and one director for the term expiring at the 2009 Annual Meeting of Shareholders.

	2.	Appoint Ernst & Young LLP as our independent auditors for the year ending December 31, 2007 and authorize the Audit Committee of the Board of Directors to determine their remuneration.

	3.	To consider and act upon a proposal to amend Section 1 of Cooper’s Bye-laws, as amended and restated, to increase the authorized Class A common shares, par value $.01 per share, from 250,000,000 shares to 500,000,000 shares and to increase the authorized Class B common shares, par value $.01 per share, from 150,000,000 shares to 250,000,000 shares.

	4.	If presented at the meeting, consider and vote upon a shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.

	5.	Consider any other matters to come properly before the meeting or any adjournment thereof.

RECORD DATE	Holders of Class A common shares of record at the close of business on February 28, 2007, may vote at the meeting.

FINANCIAL STATEMENTS	Our audited financial statements for the year ended December 31, 2006, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Form 10-K, which is contained in the Annual Report that you received in this mailing.

VOTING YOUR PROXY	In order to avoid additional soliciting expense to Cooper, please vote your proxy as soon as possible, even if you plan to attend the meeting. Shareholders of record can vote by one of the following methods:

	1.	CALL 1-800-652-8683 from the U.S., Canada and Puerto Rico (this call is free) or from all other countries dial the international access code plus 1-781-575-2300 to vote by telephone anytime up to 12:00 midnight Eastern Standard time on April 23, 2007; OR

	2.	GO TO THE WEBSITE: www.investorvote.com to vote over the Internet anytime up to 12:00 midnight Eastern Standard time on April 23, 2007; OR

	3.	MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.
By order of the Board of Directors:
Terrance V. Helz
Associate General Counsel and Secretary
Houston, Texas
March 14, 2007

PROXY STATEMENT
     We have sent you this booklet and proxy card because the Board of Directors of Cooper Industries, Ltd. (“Cooper”) is soliciting your proxy to vote at our 2007 Annual Meeting of Shareholders on April 24, 2007. This booklet contains information about the items being voted on at the Annual Meeting and information about Cooper.
QUESTIONS AND ANSWERS

What may I vote on?
•	The election of five nominees to serve on our Board of Directors;

•	The appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2007 and authorization of the Audit Committee of the Board of Directors to determine their remuneration;

•	The amendment of Cooper’s Bye-laws to increase Cooper’s authorized common shares; and

•	If presented, a shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.

How does the Board recommend I vote on the proposals?
     The Board recommends voting:
•	FOR each of the nominees for the Board of Directors;

•	FOR the appointment of Ernst & Young LLP as our independent auditors;

•	FOR the amendment of Cooper’s Bye-laws to increase Cooper’s authorized common shares; and

•	AGAINST the shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.

Who is entitled to vote?
Holders of Class A common shares as of the close of business on February 28, 2007 may vote at the Annual Meeting.

How do I vote?
We request that you vote your shares as promptly as possible. You may vote your shares by means of a proxy using one of the following three methods of voting if you have shares registered in your own name:
•	electronically using the Internet,

•	by telephone, or

•	by signing and dating the enclosed proxy card and returning it in the prepaid envelope.
The instructions for these three methods are contained on the Notice of Annual Meeting which immediately follows the cover page of this proxy statement and also on the enclosed proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the Board of Directors. The giving of such proxy does not affect your right to vote in person if you attend the meeting.
If you hold Cooper shares through a broker or bank, you may also be eligible to vote using the Internet or by telephone if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services.

Can I revoke my proxy card?
     Whichever voting method you use, you have the right to revoke your proxy at any time before the meeting by:
•	filing with Cooper’s Corporate Secretary an instrument revoking your proxy;

•	attending the meeting and giving notice of revocation; or

•	submitting a later-dated proxy by any of the three voting methods described above.

Is my vote confidential?
Proxy cards, proxies delivered by Internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to an independent inspector of election and handled in a manner that protects your voting privacy. The independent inspector of election will count the votes. We have adopted a confidential voting policy which provides that your vote will not be disclosed except: (1) to respond to written comments on the proxy card; (2) as required by law; or (3) in other limited circumstances, such as a proxy contest in opposition to the Board.

What shares are included on my proxy card?
The shares listed on your proxy card represent ALL of your record shares, including the following, as applicable:
•	shares held in the Cooper Dividend Reinvestment and Stock Purchase Plan;

•	shares held in custody for your account by Investors Bank and Trust Company, as Trustee of the Cooper Industries Retirement Savings and Stock Ownership Plan (“CO-SAV”); and

•	shares held in a book-entry account at Computershare Trust Company, N.A., Cooper’s transfer agent (formerly known as EquiServe Trust Company, N.A.) including shares acquired through Cooper’s Employee Stock Purchase Plan.
If you do not properly submit your proxy by one of the three methods described above, your shares (except for CO-SAV) will not be voted. See the question below for an explanation of the voting procedure for CO-SAV shares. If you hold shares in a broker account, you will receive a separate proxy card and instructions from your broker.

How is Cooper Stock in CO-SAV voted?
If you hold Cooper Class A common shares through CO-SAV, you must instruct the CO-SAV Trustee, Investors Bank and Trust Company, how to vote your shares. If you do not properly submit your proxy by one of the three methods described above (or if you submit your proxy with an unclear voting designation, or with no voting designation at all), then the Trustee will vote the shares in your CO-SAV account in proportion to the way the other CO-SAV participants voted their shares. The Trustee will also vote Class A common shares not yet allocated to participants’ accounts in proportion to the way that CO-SAV participants voted their shares. CO-SAV votes receive the same confidentiality as all other shares voted.

How many shares can vote?
As of the February 28, 2007 record date, 104,719,134 Class A common shares were issued and outstanding. These are the only securities entitled to vote. Each holder of Class A common shares is entitled to one vote for each share held. Certain wholly-owned subsidiaries of Cooper held 13,147,901 Class A common shares on February 28, 2007. A voting agreement requires that the Class A common shares held by the Cooper subsidiaries will be voted (or abstained from voting) in the same proportion as the Class A common shares held by other shareholders. As a result, the voting of shares held by Cooper subsidiaries does not dilute the voting power of other shareholders. Cooper’s Class B common shares, which are held by a Cooper subsidiary, have no vote on the matters presented at this meeting.

What vote is required for approval?
Provided a quorum is present, the election of a director requires a plurality of the votes cast by shareholders represented in person or by proxy and entitled to vote at the meeting. The appointment of the independent auditors, the amendment of Cooper’s Bye-laws to increase the authorized common shares, and the shareholder proposal require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on such matters. Abstentions have the same effect as a vote against the proposal. Broker nonvotes are not counted for purposes of voting, but are counted for purposes of a quorum.

What is a “quorum”?
A “quorum” is a majority of the issued and outstanding Class A common shares. Shareholders may represent their shares by attending the meeting or their shares may be represented at the meeting by proxy. There must be a quorum for the meeting to be held. If you submit a valid proxy by any of the described methods, even if you abstain from voting, then you will be considered part of the quorum.

Who can attend the Annual Meeting?
If you own Cooper shares on February 28, 2007, you may attend the Annual Meeting. Please indicate on your proxy if you plan to attend. If your shares are held through a broker and you would like to attend, please write to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries, Ltd., 600 Travis Street, Suite 5800, Houston, Texas 77002, or bring proof of ownership to the meeting.

How will voting on any other business be conducted?
Although we do not know of any other business to be considered at the 2007 Annual Meeting, if any other business is presented at the Annual Meeting, your proxy will be voted as determined by the persons voting the proxies.

When are the shareholder proposals for the 2008 Annual Meeting due?
All shareholder proposals must be submitted in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries, Ltd., 600 Travis Street, Suite 5800, Houston, Texas 77002. Any shareholder who intends to present a proposal at the 2008 Annual Meeting of Shareholders must deliver the proposal to us so that it is received no later than November 14, 2007, to have the proposal included in our proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion. If a shareholder proposal is received after January 28, 2008, the persons voting the proxies may vote in their discretion on such proposal as to all the shares for which they have received proxies for the 2008 Annual Meeting of Shareholders.

What are the costs of this proxy solicitation?
We have retained Georgeson Shareholder Communications, Inc. to assist in the distribution of proxy materials and solicitation of votes for a fee of $16,000, plus out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses of forwarding proxy and solicitation materials to shareholders. Our directors, officers and employees may also solicit proxies without additional compensation by letter, telephone or otherwise. We will bear all expenses of solicitation.

COOPER STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     As of February 28, 2007, there were 21,581 registered holders of Class A common shares. We know of no person who was the beneficial owner of more than five percent of the outstanding shares of any class of voting securities as of that date, other than the following which have filed statements of ownership on Schedule 13G with the Securities and Exchange Commission.

		Amount and Nature	Percent
		of Beneficial	of
Title and Class	Name and Address of Beneficial Owner	Ownership	Class(4)
Class A common shares	FMR Corp. 82 Devonshire Street Boston, MA 02109	9,226,767(1)	10.12%

Class A common shares	Barrow, Hanley, Mewhinney & Strauss, Inc. 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	6,116,300(2)	6.71%

Class A common shares	Vanguard Windsor Funds Vanguard Windsor II Fund 100 Vanguard Boulevard Malvern, PA 19355	6,030,500(3)	6.62%

(1)	Based on Schedule 13G filed January 10, 2007 jointly on behalf of Edward C. Johnson 3rd, FMR Corp., and its subsidiaries and affiliates, Fidelity Management & Research Company (“Fidelity”), Fidelity Management Trust Company, Fidelity International Limited, Pyramis Global Advisors Trust Company and Strategic Advisors, Inc. The shares are beneficially owned as follows: Fidelity – 8,951,707 shares (including 5,506,761 held by Fidelity Contrafund); Fidelity Management Trust Company – 5,000 shares; Fidelity International Limited - 72,142 shares; Pyramis Global Advisors Trust Company – 197,431 shares; and Strategic Advisors, Inc. – 487 shares. The Fidelity Funds’ Board of Trustees has sole voting power over the shares that are beneficially owned by Fidelity, and Edward C. Johnson 3rd and FMR Corp., through control of Fidelity, each has sole dispositive power over the 8,951,707 shares owned by the Fidelity Funds. Edward C. Johnson 3rd and FMR Corp., through control of FMR Corp. subsidiaries, each has sole voting power and sole dispositive power over the shares beneficially owned by Fidelity Management Trust Company, Pyramis Global Advisors Trust Company and Strategic Advisors, Inc. Fidelity International Limited has sole dispositive power over 72,142 shares and sole voting power over 63,842 shares. The address of Fidelity, Fidelity Management Trust Company and Strategic Advisors, Inc. is 82 Devonshire Street, Boston, MA 02109. The address of Fidelity International Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda and the address of Pyramis Global Advisors Trust Company is 53 State Street, Boston, MA 02109.

(2)	Based on Schedule 13G filed February 9, 2007 by Barrow, Hanley, Mewhinney & Strauss, Inc., which has shared voting power and sole dispositive power over 6,116,300 shares.

(3)	Based on Schedule 13G filed February 13, 2007 by Vanguard Windsor Funds – Vanguard Windsor II Fund, which has sole voting power over 6,030,500 shares.

(4)	Calculated on the basis of 91,141,021 Class A common shares that are publicly held as of December 31, 2006 and excludes the Class A common shares held by Cooper subsidiaries.

PROPOSAL 1
ELECTION OF DIRECTORS
     The Board of Directors is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.
     The Board of Directors has nominated four persons for election as directors in the class whose term will expire in April 2010 and has nominated one person for election as a director whose term will expire in April 2009, or when their successors are elected and qualified. The nominees are: Stephen G. Butler, Dan F. Smith, Gerald B. Smith, Mark S. Thompson and Lawrence D. Kingsley. Messrs. Butler, Dan Smith and Gerald Smith are current members of the class whose term expires at the meeting. Dr. Thompson and Mr. Kingsley are new nominees to the Board of Directors.
     If any nominee becomes unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors. Following is certain information with respect to the persons nominated as directors and the current directors who will continue as directors after the Annual Meeting.
NOMINEES FOR TERMS EXPIRING IN 2010

STEPHEN G. BUTLER Chairman – Audit Committee Member – Committee on Nominations and Corporate Governance Director since 2002 Age 59	Mr. Butler served as Chairman and Chief Executive of KPMG LLP (accounting firm) from 1996 until June 2002, when he retired. He is also a director of ConAgra Foods, Inc. and Ford Motor Company.

DAN F. SMITH Chairman – Management Development and Compensation Committee Member – Executive Committee Director since 1998 Age 60	Mr. Smith has served as President and Chief Executive Officer of Lyondell Chemical Company (petrochemicals and refining operations) since 1996. Since 1997, he has also served as Chief Executive Officer and a member of the Partnership Governance Committee of Equistar Chemicals, LP. He also has served as the Chief Executive Officer of Millennium Chemicals Inc. since December 1, 2004. Equistar Chemicals, LP and Millennium Chemicals Inc. are wholly owned subsidiaries of Lyondell. He is also a director of Lyondell Chemical Company.

GERALD B. SMITH Member – Audit Committee and Committee on Nominations and Corporate Governance Director since 2000 Age 56	Mr. Smith is Chairman and Chief Executive Officer of Smith Graham & Company, an investment management firm that he founded in 1990. He is also a director of The Charles Schwab Family of Funds and Chairman of the Audit Committee of ONEOK Partners, L.P.

MARK S. THOMPSON Director Nominee Age 50	Dr. Thompson has served as President and Chief Executive Officer of Fairchild Semiconductor International, Inc. (semiconductor solutions) since April 2005. He previously served as Executive Vice President, Manufacturing and Technology Group, since December 2004. Prior to joining Fairchild Semiconductor, he was President and Chief Executive Officer of Big Bear Networks, Inc. (optoelectronic network solutions) since August 2001. Previously, he was Vice President and General Manager of Tyco Electronics Power Components Division. He is also a director of American Science and Engineering, Inc. and Fairchild Semiconductor International, Inc.
NOMINEE FOR TERM EXPIRING IN 2009

LAWRENCE D. KINGSLEY Director Nominee Age 44	Mr. Kingsley is Chairman, President and Chief Executive Officer of IDEX Corporation (engineered industrial products). He was named Chairman in April 2006, President and Chief Executive Officer in March 2005 and Chief Operating Officer in August 2004. He previously held various executive positions with Danaher Corporation (industrial and consumer products) serving as Corporate Vice President and Group Executive for the Sensors and Controls business from March 2004 to August 2004; President, Industrial Controls Group from April 2002 to July 2004; and President, Motion Group, Special Purpose Systems from January 2001 to March 2002. He is also a director of IDEX Corporation.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2008

ROBERT M. DEVLIN Member – Executive Committee, Committee on Nominations and Corporate Governance and Management Development and Compensation Committee Director since 1997 Age 66	Mr. Devlin is Chairman of Curragh Capital Partners (a private equity firm). He is a principal owner and director of Forethought Financial Group, Inc., a life insurance and financial services company. He is also a director of LKQ Corporation.

LINDA A. HILL Member – Committee on Nominations and Corporate Governance and Management Development and Compensation Committee Director since 1994 Age 50	Ms. Hill is a Professor at the Harvard Business School. She joined the faculty of Harvard Business School in 1984 as an Assistant Professor in organizational behavior and human resource management. She was named Associate Professor in 1991, Professor in 1995 and the Wallace Brett Donham Professor of Business Administration in 1997. She is also a director of State Street Corporation.

JAMES J. POSTL Member – Audit Committee and Committee on Nominations and Corporate Governance Director since 2003 Age 61	Mr. Postl served as President and Chief Executive Officer of Pennzoil Quaker State Company (petroleum products) from May 2000 until October 2002 when he retired. He joined Pennzoil in October 1998 as President and Chief Operating Officer. He is also a director of Centex Corporation.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2009

IVOR J. EVANS Chairman – Committee on Nominations and Corporate Governance Member – Management Development and Compensation Committee Director since 2003 Age 64	Mr. Evans is a partner at Thayer Capital Partners, a private equity firm. He previously served as Vice Chairman of Union Pacific Corporation and its principal operating company, Union Pacific Railroad Company (rail carrier and transportation) until February 2005. He was named Vice Chairman in January 2004 and previously served as President and Chief Operating Officer of Union Pacific Railroad Company since 1998. He is also a director of ArvinMeritor, Inc., Spirit Aerosystems Holdings, Inc., Suntron Corporation and Textron Inc.

KIRK S. HACHIGIAN Chairman – Executive Committee Director since 2004 Age 47	Mr. Hachigian is Chairman, President and Chief Executive Officer of Cooper Industries, Ltd. He was named Chairman in February 2006, President and Chief Executive Officer in May 2005, President and Chief Operating Officer in August 2004, Chief Operating Officer in December 2003, Executive Vice President and Chief Operating Officer, Electrical Products in December 2002, and Executive Vice President, Operations in April 2001. He is also a director of American Standard Companies, Inc.

JAMES R. WILSON Deputy Chairman and Presiding Non-Management Director Member – Executive Committee, Audit Committee and Committee on Nominations and Corporate Governance Director since 1997 Age 66	Mr. Wilson served as Chairman, President and Chief Executive Officer of Cordant Technologies Inc. from 1995 until 2000, when he retired. He is also a director of Goodrich Corporation.

INFORMATION ABOUT MANAGEMENT
Executive Officers
     The table below contains certain information as of February 28, 2007 with respect to Cooper’s present executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders.

			Years of	Officer
Name	Position	Age	Service	Since
Kirk S. Hachigian	Chairman, President and Chief Executive Officer	47	6	2001
Terry A. Klebe	Senior Vice President and Chief Financial Officer	52	12	1995
Kevin M. McDonald	Senior Vice President and General Counsel	40	1	2006
C. Thomas O’Grady	Senior Vice President, Business Development	55	2	2005
James P. Williams	Senior Vice President, Human Resources	44	1	2006
Grant L. Gawronski	Vice President, International Operations	44	4	2003
Jeffrey B. Levos	Vice President, Finance	46	7	2000
Gary A. Masse	Group President, Cooper Tools	44	1	2006
David L. Pawl	Vice President, Operations	58	1	2006
James T. Pendley	Chief Marketing Officer	35	1	2006
Michael A. Stoessl	Group President, Cooper Power Systems	43	4	2006
     All of the executive officers have been employed by Cooper in management positions for five years or more, except Kevin M. McDonald, C. Thomas O’Grady, James P. Williams, Grant L. Gawronski, Gary A. Masse, David L. Pawl, James T. Pendley and Michael A. Stoessl.
•	Kevin M. McDonald joined Cooper from Anadarko Petroleum Corporation where he served as Associate General Counsel. Previously, he was Managing Counsel – Litigation and Senior Litigation Counsel at Valero Energy Corporation since 2002 and was with Fulbright & Jaworski LLP for nine years.

•	C. Thomas O’Grady joined Cooper from Roper Industries where he served as Vice President, Mergers and Acquisitions since 2001. Previously, Mr. O’Grady worked for FMC Corporation as Corporate Director of Acquisitions.

•	James P. Williams joined Cooper from Danaher Corporation, where he was most recently Corporate Vice President – Human Resources. Prior to Danaher, Mr. Williams spent 10 years with Honeywell (Allied Signal), where he was responsible for organizational and leadership development, change management, and learning and staffing across all functions of the company.

•	Grant L. Gawronski joined Cooper after serving as General Manager, Global Six Sigma Quality, of GE Lighting since 2001 and as General Manager of the Asia Pacific Operations unit at GE Lighting from 1997 to 2001.

•	Gary A. Masse joined Cooper after nine years with Danaher Corporation where he most recently served as Vice President and Group Executive of Gilbarco-Veeder Root after holding executive positions in several other units of Danaher. Earlier in his career, Mr. Masse spent 12 years in operating and management positions with General Electric.

•	David L. Pawl joined Cooper from General Electric where he most recently served as President of GE Quartz. Prior experience includes leadership of GE Lighting, Distribution and Logistics, as well as its worldwide sourcing operation.

•	James T. Pendley joined Cooper following a twelve-year tenure with Black & Decker Corporation where he most recently served as Vice President and General Manager of Black & Decker’s Kwikset Locks Division. He also spent several years in Europe with Black & Decker’s Power Tools and Accessories Group.

•	Michael A. Stoessl joined Cooper in August 2002 as Division President of Cooper Bussmann and was named Group President, Cooper Power Systems in 2005. Prior to joining Cooper, Mr. Stoessl held various management positions with Emerson Electric Company, most recently as General Manager of a unit of Emerson’s Liebert Power business.
Securities Ownership of Officers and Directors
     As of February 28, 2007, each director, nominee and executive officer named in the Summary Compensation Table beneficially owned the number of Cooper Class A common shares listed in the following table. Each of the named individuals owned less than 1%, and all directors and executive officers as a group beneficially owned 1.4% of Cooper’s outstanding Class A common shares as of that date.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)
Stephen G. Butler	16,697	(2)
Robert M. Devlin	34,393	(2) (4)
Ivor J. Evans	13,868	(2)
Kirk S. Hachigian	496,711
Linda A. Hill	15,438	(2)
Lawrence D. Kingsley	0	(5)
James J. Postl	11,963	(2)
Dan F. Smith	22,396	(2)
Gerald B. Smith	13,256	(2)
Mark S. Thompson	0	(5)
James R. Wilson	23,557	(2)
Grant L. Gawronski	39,905
Terry A. Klebe	261,220	(3)
C. Thomas O’Grady	18,624
Michael A. Stoessl	56,333
Diane K. Schumacher	245,384	(3)

All Directors and Executive Officers as a Group	1,328,888	(2) (4)

(1)	Includes shares held by executive officers in Cooper’s Retirement Savings and Stock Ownership Plan. Also includes shares issuable upon the exercise of options granted under either the Stock Incentive Plan or the Directors’ Stock Plan that are exercisable (or vest) within a period of 60 days from February 28, 2007, as follows: Mr. Butler – 4,000 shares; Mr. Devlin – 9,000 shares; Mr. Evans – 4,000 shares; Mr. Hachigian – 438,332 shares; Ms. Hill – 7,000 shares; Mr. Postl – 2,000; Mr. D. Smith – 2,000 shares; Mr. G. Smith – 6,000 shares; Mr. Wilson – 5,000 shares; Mr. Gawronski – 27,833 shares; Mr. Klebe – 198,433 shares; Mr. O’Grady – 15,499 shares; Mr. Stoessl – 33,717 shares; Ms. Schumacher – 197,666 shares; and all directors and executive officers as a group – 980,979 shares. None of the shares beneficially owned by the directors and executive officers have been pledged as security.

(2)	Includes shares the receipt of which has been deferred by the directors under the Directors’ Stock Plan and the Directors’ Retainer Fee Stock Plan, as follows: Mr. Butler – 7,190 shares; Mr. Devlin – 4,693 shares; Mr. Evans – 9,868 shares; Ms. Hill – 5,738 shares; Mr. Postl – 9,963 shares; Mr. D. Smith – 19,596 shares; Mr. G. Smith – 4,187 shares; and Mr. Wilson – 17,444 shares.

(3)	Includes shares the receipt of which has been deferred pursuant to the Stock Incentive Plan and the Management Annual Incentive Plan, as follows: Mr. Klebe – 21,966 and Ms. Schumacher – 2,607.

(4)	Includes 10,500 shares held by the Devlin Foundation for which Mr. Devlin serves as trustee.

(5)	Mr. Kingsley and Dr. Thompson are new nominees to the Board of Directors.

CORPORATE GOVERNANCE
     Meetings of the Cooper Board and its Committees
     Our Board of Directors held five meetings during 2006. All of the directors attended 75% or more of the meetings of the Board and the Committees of the Board on which they served. Also, Cooper’s policy is to encourage all Board members to attend the Annual Meeting of Shareholders. Except for one director who was unable to attend, all of the directors attended the 2006 Annual Meeting of Shareholders. Mr. James R. Wilson, as Deputy Chairman and presiding non-management director, presides over the Board in the absence of the Chairman and in Board sessions held without management directors. The responsibilities of the presiding non-management director also include serving as a non-exclusive channel of communication between the Chairman/Chief Executive Officer and the non-management directors and, with input from other directors, collaborating with the Chairman/Chief Executive Officer on the preparation of Board agendas. Cooper’s Corporate Governance Principles and the charters of the Audit Committee, Management Development and Compensation Committee and Committee on Nominations and Corporate Governance are available on Cooper’s website at www.cooperindustries.com/common/governance or are available in print to any shareholder who requests it. Executive sessions of the non-management directors are held at every regularly scheduled meeting of the Board and at the regular meetings of the key Board Committees.
     Director Independence
     The Board has determined that all directors, nominees and committee members, except for Kirk S. Hachigian, have no direct or indirect material relationship with Cooper and are independent under the applicable listing standards of the New York Stock Exchange and the categorical standards that have been adopted by the Board to assist it in making determinations of independence. Specifically, the Board determined that Messrs. Devlin, Kingsley, Dan Smith and Thompson and Ms. Hill have no relationship with Cooper other than being a director, nominee and/or shareholder. Messrs. Butler, Evans, Postl, Gerald Smith and Wilson have immaterial relationships with Cooper. Messrs. Postl and Gerald Smith serve as an executive officer, director or trustee of charitable organizations to which Cooper made contributions in 2006. In the aggregate, the discretionary contributions made to the organizations on which Mr. Postl serves total approximately $99,000 including approximately $68,000 to the United Way. The discretionary contributions made to the organizations on which Mr. Gerald Smith serves total approximately $57,500. Mr. Butler serves as a director of Ford Motor Company to which Cooper sold approximately $343,000 of products in 2006. Also, Mr. Evans is a director of Textron Inc. and ArvinMeritor, Inc. and within the last three years Cooper has sold products to or purchased products from these companies. In the aggregate, the amount of purchases and sales involving these companies were approximately $430,000 over the three-year period. Finally, Mr. Wilson is a director of Goodrich Corporation to which Cooper sold approximately $59,000 of products in 2006. The Board determined that none of these relationships are material because they fall within the permissible amounts set forth in the categorical standards, which are available on Cooper’s website at www.cooperindustries.com/common/governance/board.cfm. Mr. Hachigian is not an independent director due to his service as an executive officer of Cooper and not due to any other transactions or relationships.
     Audit Committee
     The Audit Committee, which consists of all independent directors, held eight meetings during 2006. The Board has determined that Mr. Stephen G. Butler qualifies as an “audit committee financial expert” under the federal securities laws. The Committee’s principal responsibilities are to:
•	Confer with management and the independent auditors regarding financial reporting issues and practices.

•	Review SEC filings, including the annual financial statements and the annual report on Form 10-K.

•	Appoint, subject to shareholder approval, the independent auditors and review the auditors’ independence, scope of annual audit and audit results.

•	Review the internal audit program and the corporate compliance program including compliance with Cooper’s Code of Ethics and Business Conduct.

•	Review the accounting principles and policies of Cooper.
     Executive Committee
     The Executive Committee, which is authorized to act on behalf of the full Board between regular meetings of the Board, held no meetings in 2006.

     Management Development and Compensation Committee
     The Management Development and Compensation Committee, which consists of all independent directors, held four meetings during 2006. The Committee’s principal responsibilities are to:
•	Establish corporate compensation policies, including determining base salary and annual and long-term incentive awards for executive officers and other key employees.

•	Establish specific performance goals and objectives to be used to evaluate performance over a given period.

•	Evaluate the performance of executive officers and other key employees to determine whether performance goals and objectives have been attained and awards have been earned.

•	Determine stock option and long-term performance share grants to employees.

•	Review compliance with stock ownership guidelines for executive officers and other key employees.

•	Review succession planning and executive development.

•	Review pension plan asset management.
     Committee on Nominations and Corporate Governance
     The Committee on Nominations and Corporate Governance, which consists of all independent directors, held four meetings in 2006. The Committee’s principal responsibilities are to:
•	Recommend nominees for election to the Board and Committee assignments.

•	Review and recommend action on shareholder proposals.

•	Review corporate governance principles and oversee the operation, governance and compensation of the Board.

•	Oversee the annual evaluation of the Board and its Committees.

•	Consider shareholder recommendations for nominees for election to the Board.
     Shareholder Recommendations for Potential Director Nominees
     Shareholders who submit recommendations for potential nominees for election to the Board must submit such recommendations in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries, Ltd., 600 Travis Street, Suite 5800, Houston, Texas 77002. The Committee on Nominations and Corporate Governance will evaluate any recommendations received from shareholders in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.
     Qualifications of and Selection Process for New Directors
     The Board’s current criteria for selecting new directors do not include specific minimum qualifications, but include criteria relating to a candidate’s business experience and accomplishments, lack of conflicts of interest, ability to commit the time to serve effectively, personal characteristics, the Board’s needs for a diversity of backgrounds and skills, and other pertinent considerations. The Committee on Nominations and Corporate Governance periodically reviews the appropriate skills, experience, perspectives and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time. The Committee generally uses a third-party search firm to assist in identifying potential Board candidates and/or in assessing and evaluating candidates. The Committee then identifies and recommends to the Board qualified candidates for nomination and the full Board makes a final determination. A third party search firm identified and assisted in evaluating Mr. Kingsley and Dr. Thompson who are new nominees to the Board of Directors for election at the 2007 Annual Meeting of Shareholders.
     Methods for Communicating with Non-Management Directors
     Anyone who has a concern about Cooper’s conduct, including any concerns about Cooper’s accounting, financial reporting, internal controls or auditing matters, and who wishes to make such concerns known to the non-management directors as a group may submit such concerns in writing at the following address: Board of Directors, c/o Senior Vice President and General Counsel, Cooper Industries, Ltd., 600 Travis, Suite 5800, Houston, Texas 77002-1001. All such concerns shall be promptly forwarded to the presiding non-management director and any concerns about accounting, financial reporting, internal controls and auditing matters also shall be promptly forwarded to the Chairman of the Audit Committee. Such concerns shall be simultaneously reviewed and addressed by the Senior Vice President and General Counsel, or his designee, in the same way that similar concerns are addressed by Cooper.

     Code of Ethics and Business Conduct
     Cooper has adopted a Code of Ethics and Business Conduct that applies to its Chief Executive Officer, Chief Financial Officer, and Vice President Finance and Chief Accounting Officer. Cooper’s Code of Ethics and Business Conduct also applies to its directors, officers and employees and is available on the Company’s website at www.cooperindustries.com/common/governance or is available in print to any shareholder who requests it. Cooper intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on Cooper’s website at the Internet address noted in the previous sentence any amendments to, or waivers from, a provision of its Code of Ethics and Business Conduct that applies to its directors or executive officers.
TRANSACTIONS WITH RELATED PERSONS
     We recognize that related party transactions may present potential for actual conflicts of interests and may create the appearance that Company decisions are based on considerations other than the best interests of Cooper and its stockholders. The Board of Directors has adopted a written policy which provides that the Audit Committee shall review related party transactions involving executive officers, and the Committee on Nominations and Corporate Governance will review related party transactions involving directors or director nominees. The policy provides that any related party transaction may be entered into or continued only if the Board of Directors, acting through its Audit Committee or its Committee on Nominations and Corporate Governance, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of Cooper and its stockholders. For purposes of this policy, a “related party transaction” is a transaction or an arrangement in which Cooper or one of its subsidiaries participates and the amount involved exceeds $10,000, and in which any related party has a direct or indirect material interest. Related parties include executive officers, directors, director nominees, beneficial owners of more than 5% of Cooper’s voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 5% or greater beneficial ownership interest.
     Item 404(a) of Securities and Exchange Commission Regulation S-K requires disclosure of various transactions with related persons since the beginning of the last fiscal year, or that are currently proposed, and in which the Company was or is to be a participant and any related person had or will have a direct or indirect material interest in the transaction. No transactions occurred in the last fiscal year or are currently proposed that require disclosure under this regulation.
EXECUTIVE MANAGEMENT COMPENSATION
COMPENSATION COMMITTEE REPORT
     The Management Development and Compensation Committee is composed of four independent directors and acts under a written charter adopted by the Board of Directors. A primary purpose of the Management Development and Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s executive management. The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on its review, the related discussions and such other matters deemed relevant and appropriate by the Committee, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cooper’s Proxy Statement relating to Cooper’s 2007 Annual Meeting of Shareholders.

Dan F. Smith, Chairman	Ivor J. Evans
Robert M. Devlin	Linda A. Hill

COMPENSATION DISCUSSION AND ANALYSIS
Oversight of Executive Compensation Program
     The Management Development and Compensation Committee (the “Committee”), composed entirely of independent directors, administers Cooper’s executive compensation program. The role of the Committee includes establishing and overseeing compensation and benefit programs for our executive officers including the Chief Executive Officer (“CEO”), the other executive officers listed in the Summary Compensation Table (the “Named Executives”) and other key executives. The Committee also evaluates the performance of the CEO and reviews the performance of our other executive officers and key executives every year. Based upon these performance evaluations, the Committee establishes compensation for the CEO, other executive officers and key executives. The Committee reviews management performance, succession planning and executive development on a regular and ongoing basis with formal reviews conducted at least annually. Elements of our executive compensation program include: base salary; annual incentive bonus; long-term equity-based incentive awards; and employee benefits and executive perquisites.
     In establishing and overseeing the program, the Committee’s goal is to ensure that we can attract and retain superior management talent critical to our long-term success. To ensure that executive compensation is aligned with the performance of Cooper and the interests of its shareholders, a significant portion of compensation available to executives is linked directly with financial results and other factors that influence shareholder value.
Compensation Consultants
     Our Human Resources Department supports the Committee in its work. In performing its duties relating to the development and administration of our executive compensation program, Human Resources management and the Committee also receive advice and counsel from Frederick W. Cook & Co., an executive compensation consulting firm. This advice and counsel relates to the competitive position, value and design of our short-term and long-term incentive compensation plans, performance goals and rewards available at various levels of performance. Frederick W. Cook & Co. provides such services to management and the Committee periodically throughout the year.
     Under its charter, the Committee also may retain an executive compensation consultant to provide independent advice and counsel directly to the Committee. In early 2005, the Committee retained the services of Pearl Meyer & Partners for this purpose. In August 2005, Pearl Meyer conducted an independent evaluation of Cooper’s executive compensation program and concluded that the program was reasonable and provided competitive compensation with appropriate performance-based incentives to achieve the Company’s strategic objectives. In late 2005 and early 2006, Pearl Meyer also provided the Committee with advice on compensation issues related to the retirement of our former Chairman and CEO and the appointment of our current Chairman and CEO.
Compensation Philosophy and Objectives
     The Committee’s policy is to compensate and reward executive officers and other key executives based on the combination of some or all of the following factors, depending on the executive’s responsibilities: corporate performance, business unit performance and individual performance. The Committee evaluates corporate performance and business unit performance by reviewing the extent to which Cooper has accomplished strategic business objectives, such as earnings and cash flow. The Committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under Cooper’s Management Development and Planning Program. The Committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long-term incentive awards based on our sustained earnings per share performance compared to performance goals over a multi-year performance cycle.
     The Committee believes that compensation to executive officers should be aligned closely with Cooper’s performance on both a short-term and long-term basis. As a result, a major portion of compensation to each executive officer is “at risk” and tied directly to the attainment of financial performance goals. The executive compensation program is also designed to incentivize continuous improvements in financial performance by providing enhanced compensation as results improve and exceed budgeted levels. While a major portion of compensation to Cooper’s executive officers is performance-based, the Committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our strategic long-term objectives.

Based on these philosophies and objectives, the Committee believes that Cooper’s executive compensation program should consist of the following elements:
•	Base salary,

•	Annual cash incentive opportunity,

•	Long-term equity-based incentive awards, and

•	Benefits and executive perquisites
     Additional details on each element of Cooper’s compensation program are outlined below.
Base Salaries
     The base salary range and salary midpoint for each executive officer, including the CEO and other Named Executives, is established annually using the Hay Group Job Evaluation System. This salary range takes into account individual duties, responsibilities, scope of control and accountability for each position. The Committee also considers the competitiveness of the base salary and salary midpoint because the Committee believes salary is critical to Cooper’s success to attract and retain top management talent. Under a policy adopted by the Committee, actual salaries for executive officers at Cooper are intended to approximate the average of the Hay Group Total Compensation Survey (the “Hay Survey”). In 2006, the Hay Survey included 350 industrial companies with revenues in excess of $1 billion. The Committee believes that using this broad group of industrial companies to establish base salary levels is more appropriate than using a small group, such as the peer group used in the share performance graph in the Company’s Annual Report, because it reduces the effect any one company may have on the average. The Committee verifies the data in the Hay Survey through use of a separate compensation survey compiled by Hewitt Associates. This survey, called the Total Compensation Measurement, includes 425 companies with median revenues of approximately $5 billion. During 2006, the salary ranges and actual salaries for Cooper’s executive officers approximated the Hay Survey average.
     The Committee approves all increases in base salary for Cooper’s executive officers in advance. The Committee reviews salaries of executive officers regularly and awards increases, as appropriate, generally at 12-15 month intervals. In determining the amount and timing of salary increases, the Committee considers individual performance, position in the salary range and competitive position. In February 2006, the Committee approved increasing Mr. Hachigian’s base salary from $800,000 to $1,000,000 in recognition of his promotion to Chairman and CEO. Base salaries for all Named Executives for 2006 are shown in column (c) of the Summary Compensation Table.
Annual Incentive Compensation
     Annual incentive compensation bonus awards are available to executive officers, including the CEO and other Named Executives, under the terms of the Management Annual Incentive Plan (the “Bonus Plan”). The Bonus Plan links incentive compensation opportunity to achievement of our short-term business objectives and shareholders’ interests as a whole. The Bonus Plan was initially approved by shareholders in 1996. Most recently, in 2006, shareholders approved amendments to extend the term of the Plan until March 1, 2011 and to increase the maximum annual award that may be granted from $2.5 million to $3.0 million.
     Under the Bonus Plan, the Committee must establish performance measures and goals within 90 days of the beginning of each year. Generally, annual performance goals are set at the Committee’s February meeting. For the last several years, including fiscal year 2006, the Committee has adopted two separate performance measures for the purpose of determining bonuses. These measures are earnings per share and free cash flow. Earnings per share was selected because it is a generally accepted measure of a company’s performance that can be compared to results in prior periods and at peer companies. Free cash flow is an indication of earnings quality as it measures the degree to which Cooper’s net income translates to cash flow. For fiscal year 2006, 75% of the bonus opportunity for executive officers is based on earnings per share and the balance is based on free cash flow. For executives at operating divisions, a portion of their bonus opportunity is based on financial performance of the relevant business unit and the balance on the financial performance of Cooper on a Company-wide basis. The Committee believes that both earnings per share and free cash flow are highly regarded measures by financial analysts who monitor Cooper’s performance so linking bonus pay directly to these financial results aligns management interests with those of our stockholders.
     When it selects performance measures, the Committee also establishes a threshold performance goal that must be achieved to earn any bonus under the Bonus Plan and establishes a goal which, if achieved, will earn a maximum bonus opportunity. At Cooper, maximum bonus opportunity for executive officers is a multiple of the executives’ salary midpoint. For fiscal year 2006, maximum bonus opportunities for the CEO and other Named Executives range from

100% to 200% depending on their position. The Committee generally sets maximum bonus opportunity each November for the upcoming year based upon the salary midpoint, the competitive compensation review and the advice of our executive compensation consultants. To earn maximum bonus opportunity, financial results must exceed our operating plan by a significant amount.
     In establishing the maximum performance goals under the Bonus Plan, the Committee’s objective is to provide our executive officers with a strong financial incentive to achieve results well in excess of the annual operating budget and expectations. Because such results cannot be achieved each year, the Committee also establishes performance goals for results above threshold but below the maximum to provide increased compensation to executives at all levels of performance in order to incentivize the executives to achieve better than expected results.
     The Committee has established four performance goals used for the determination of bonus opportunity under the Bonus Plan: threshold, good, target and maximum. No bonus is available if financial results do not achieve the threshold performance goal. For achieving threshold performance, executive officers can earn 25% of their maximum bonus opportunity. As performance improves, additional bonus opportunity is earned with 50% of the maximum bonus opportunity available for good performance and 75% of maximum bonus opportunity is earned at the target performance level. At Cooper, target performance generally requires earnings per share growth of 12-14% compared to the prior year and free cash flow equal to Cooper’s income from continuing operations. For fiscal year 2006, the Committee approved performance goals for maximum bonus opportunity of earnings per share of $4.88 and free cash flow of $470 million. These performance goals represent an increase of 18% in earnings compared to reported earnings per share of $4.12 for fiscal 2005 and free cash flow in excess of income from continuing operations. The Committee believes that achievement of such “stretch” performance goals on an annual basis will translate into significant shareholder value. Accordingly, under the Bonus Plan, the Committee has provided Cooper’s executive officers with a significant financial incentive to achieve such results.
     In order to ensure that bonuses available to executive officers at Cooper are reasonable, competitive and provide appropriate financial incentives at all performance levels, the Committee has established benchmarks allowing a comparison with compensation provided by other companies as reported in the Hay Survey. This data compares total cash compensation at Cooper (base salary plus annual incentive bonus) at various performance levels with compensation provided at competitive industrial companies. In November 2006, an analysis of Hay Survey data indicated that bonus opportunity provided under Cooper’s Bonus Plan at various performance levels approximated the competitive benchmarks established by the Committee.
     In February of each year, the Committee meets to review the Company’s financial results for the previous year and determines the degree to which performance goals have been achieved prior to the payment of any bonus awards. Under the Bonus Plan, the Committee has discretion to adjust the method of calculating the attainment of performance goals in recognition of extraordinary or non-recurring items, changes in tax laws or accounting policies, charges related to restructured or discontinued operations, and other unusual or non-recurring items separately identified in financial statements.
     Under the Bonus Plan, when the Committee determines the degree to which performance goals have been achieved, earned bonus opportunity for each executive officer can be calculated. The Committee then reviews the individual performance of each executive officer as compared to pre-established objectives for the year. Based upon this evaluation, the Committee then approves a bonus award to each executive officer. In determining actual awards to the CEO and other Named Executives under the Bonus Plan, the Committee has discretion to reduce the bonus, but may not increase the award above the individual’s earned bonus opportunity based on the pre-established performance goals and Cooper’s financial results. The Committee may pay awards earned in cash or Cooper Class A common shares or a combination of cash and shares. Subject to the Committee’s approval, a participant in the Bonus Plan may request to have all or a portion of the bonus award paid in the form of Cooper common shares.

     In February 2007, the Committee reviewed results under the Bonus Plan for 2006 and determined earned bonus opportunity to be at the maximum performance level under the Bonus Plan. The Committee then awarded bonuses to the Named Executives under the Bonus Plan at an average of 85% of individual bonus opportunity. This determination was based on excellent earnings per share growth and strong cash flow performance. Earnings per share from continuing operations rose 25% to $5.16 per share in 2006, compared with $4.12 per share for 2005. Free cash flow of $535 million exceeded income from continuing operations by more than 10%. The Committee credited management with achieving strong earnings growth through a combination of strategic growth initiatives including growth in international markets and strategic acquisitions, strong productivity and pricing execution that contributed to increased margins, and stringent cost controls despite challenges presented by highly competitive market conditions and increases in energy, commodity and raw material costs. The Committee also recognized the Company’s strong cash flow performance accomplished through operating efficiencies and effective management of working capital.
     The Committee also approved supplemental bonus awards outside the Bonus Plan for Messrs. Hachigian, Klebe and Stoessl for fiscal year 2006 to recognize their leadership roles in achieving record earnings and strong cash flow that significantly exceeded maximum performance levels under the Bonus Plan and to recognize their personal contributions to the achievement of other strategic initiatives. The bonus amounts earned by each of the Named Executives for fiscal year 2006 are shown in columns (d) and (g) of the Summary Compensation Table.
Long-Term Equity-Based Incentive Compensation
     The Committee provides stock incentives to executive officers that are tied to Cooper’s long-term performance in order to link the executive’s interests to those of our shareholders and to encourage stock ownership by executives.
     The Amended and Restated Stock Incentive Plan (“Stock Plan”), which was approved by our shareholders in April 2004, provides for the granting of stock options, performance-based share awards and restricted stock units to the Named Executives and other key managers. The Committee believes that the stock options, performance-based share awards and restricted stock units granted under the Stock Plan provide a significant link between the compensation of the Named Executives and other key executives on the one hand and Cooper’s long-term goals and shareholders’ interests on the other.
     Since 2003, annual grants of equity-based incentive awards to our executive officers have principally consisted of stock options and performance share awards. Such awards are generally made by the Committee at its February meeting. Generally, our executive officers, including the CEO and other Named Executives, receive annual grants of equity awards with a competitive value consisting of approximately half stock options and half performance share awards. Details on these equity awards are outlined below. The annual value of such awards is determined by Frederick W. Cook & Co., Cooper’s executive compensation consultant. Frederick W. Cook makes this determination after evaluation of competitive equity award values at similar industrial companies. While Frederick W. Cook advises Cooper on the value of competitive equity awards, actual awards to executives may be adjusted to reflect individual performance, prior equity awards and total compensation to the individual. Such adjustments may result in an increase or decrease in equity awards granted to an individual.
     The independent compensation consultant retained by the Committee also reviews proposed equity awards from time to time. In August 2005, Pearl Meyer conducted an independent evaluation of Cooper’s executive compensation program including the long-term equity-based incentive program. Pearl Meyer concluded that Cooper’s long-term equity program was progressive, well-designed and fully aligned with Cooper’s strategy and shareholders’ interests. Pearl Meyer recommended that Cooper continue its practice of using a combination of stock options and performance shares in its equity program which rewards improved financial performance and appreciation in the price of Cooper stock.
     Stock Options
     As part of the executive compensation program, the Committee annually grants stock options to executive officers and other key management employees. Stock options are priced on the day of the Committee meeting at the fair market value of the stock as required by the Stock Plan. Prior to 2007, the Stock Plan defined “fair market value” as the average of the high and low sales price of a share of Cooper common stock on the grant date. In 2007, the Committee approved an amendment to the Stock Plan to determine the exercise price of stock options based on the closing price on the New York Stock Exchange on the date of the grant. This change, which will apply to stock option grants in 2007 and future years, was made solely for the purpose of conforming Cooper’s practice under the Stock Plan with reporting requirements recently issued by the Securities and Exchange Commission.

     Cooper’s practice for many years has been to grant stock options at the February Committee meeting, which is after the prior fiscal year’s financial results are final and audited and have been released to the public. The Committee approves all stock option grants and the grants are made on the day the Committee meets (which is traditionally the second Tuesday of February). The Board and the Committee meeting dates are set at least two years in advance. At times when Cooper planned to release non-public material information, the Committee has deferred granting stock options until after its February meeting pending the public release of such information. Stock options are granted at other times during the year only in conjunction with the hiring or promotion of employees and then only as approved by the Committee and pursuant to the terms of the Stock Plan.
     Stock options granted under the Stock Plan vest ratably on the first, second and third anniversaries of the grant date so the options are fully exercisable after three years. Stock options granted in 2006 are available for exercise for seven years from the grant date. Since stock options are issued at fair market value, they will only have value if the market price of Cooper common stock increases after the grant date. Outstanding options are forfeited when active service ends except in the event of death, disability or retirement.
     The number of shares of stock underlying options granted to each of the Named Executives in 2006 is shown in column (j) of the Grant of Plan-Based Awards Table. The number of shares, option exercise prices, and expiration dates relating to all outstanding stock options that are held by each of the Named Executives as of December 31, 2006, are shown in columns (b) through (f) of the Outstanding Equity Awards at Fiscal Year-End Table. Information relating to options exercised during the year for each Named Executive is shown in columns (b) and (c) of the Option Exercises and Stock Vested Table.
     Performance-based Share Awards
     Annually since 2003, the Committee has granted performance-based share awards to Cooper’s executive officers and other key executives. Through these awards, executives can earn shares of Cooper common stock based on achievement of performance goals set by the Committee. In establishing performance goals and awarding performance shares the Committee’s objective is to provide executive officers with a financial incentive to improve financial results on a long-term, continuous basis and to align management interests with those of shareholders. Performance goals are based upon average annual earnings per share growth over a three-year performance period beginning in the year of the grant and concluding three years later. The Committee has determined that average annual earnings per share growth over the three-year performance period of at least 4% is required before any award is earned and at least 16% is required for a payout at the maximum level. These performance goals apply to the performance period beginning on January 1, 2004 and ending on December 31, 2006 and to the performance periods for fiscal years 2005 – 2007 and 2006 – 2008.
     Under the Stock Plan, the Committee cannot award performance-based shares unless the performance goals are achieved. The Committee does have discretion to make adjustments in calculating attainment of performance goals in recognition of extraordinary or non-recurring items, including charges related to restructured or discontinued operations, changes in accounting policies or tax laws, and other unusual or other non-recurring items separately identified in Cooper’s financial statements. Discretionary adjustments by the Committee must be consistent with Section 162(m) of the Internal Revenue Code such that all stock awards are considered “performance-based compensation.”
     In February 2007, the Committee determined that Cooper had achieved annual earnings per share growth over the three-year period beginning on January 1, 2004 and ending on December 31, 2006 of 22% thereby fulfilling the performance goals established by the Committee in February 2004 for an award at the maximum level. Based on the satisfaction of the performance goals, the Named Executives earned the following performance shares for the 2004 – 2006 performance period: K.S. Hachigian 30,800 shares; T.A. Klebe 18,700 shares; M.A. Stoessl 8,800 shares; G.L. Gawronski 4,620 shares and D.K. Schumacher 15,400 shares. In addition to the performance shares, participants in the 2004 – 2006 performance period received a payment of $4.36 for each performance share earned, which represents dividend equivalents on the earned shares over the three-year performance period.

     Restricted Stock Units
     Although stock options and performance-based share awards are currently the principal means of providing long-term equity-based compensation to our executives and key management employees, from time to time, the Committee also grants restricted stock units to executive officers and other key management employees. Vesting of restricted stock units is time-based. The vesting period varies depending on the award, but generally ranges from three to five years in order to fully vest in restricted stock unit awards. Generally, we grant restricted stock units to ensure we retain certain key management employees and for the purpose of attracting new executives, including replacing equity compensation forfeited by new executives upon resignation from their prior employer. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the restrictions lapse. Dividend equivalents are calculated based on the same dividend rate that applies to our outstanding common shares.
Benefits and Executive Perquisites
     The Committee believes that attracting and retaining superior management talent requires an executive compensation program that is competitive in all respects with the programs provided at similar companies. In addition to salaries, incentive bonus and stock awards, competitive executive compensation programs include retirement and welfare benefits and reasonable executive perquisites. At Cooper, executive officers participate in the same retirement and welfare benefit plans as all salaried employees. We also provide certain perquisites to executive officers, subject to an annual allowance approved by the Committee. The Committee reviews actual spending on executive perquisites annually. Cooper’s executive compensation consultant, Frederick W. Cook & Co., has reviewed our benefit and executive perquisite program and determined it to be reasonable and competitive overall.
     Retirement Benefits
     Prior to January 1, 2007, executive officers residing in the United States participated in several retirement plans sponsored by Cooper including: the Cooper Salaried Employees Retirement Plan (“Cooper Pension Plan”); the Cooper Industries Supplemental Excess Defined Benefit Plan (“Supplemental Pension Plan”); the Cooper Retirement Savings and Stock Ownership Plan (“Cooper Savings Plan”) and the Cooper Industries Supplemental Excess Defined Contribution Plan (“Supplemental Savings Plan”). Executive officers participate in these retirement plans on the same basis and under the same terms and conditions as other salaried employees who reside in the United States and are assigned to Cooper’s United States business units.
     Under the Cooper Pension Plan, Cooper credits the individual’s plan account with four percent of each year’s total compensation up to the Social Security wage base for the year, plus eight percent of each year’s total compensation that exceeds the Social Security wage base. For this purpose, total compensation is cash remuneration paid by Cooper to or for the benefit of a participant of the Cooper Pension Plan for services rendered while an employee. For the Named Executives, the total compensation is shown in columns (c) and (g) of the Summary Compensation Table. However, neither performance-based share awards nor deferred compensation is included in total compensation for purposes of the Cooper Pension Plan. The participant receives interest credits on all amounts credited to their account until the participant begins to receive benefit payments. The Cooper Pension Plan interest credit rate was 4.5% for 2006 and is 5.25% for 2007. Benefits under the Cooper Pension Plan are one-third vested after three years, two-thirds vested after four years and fully vested after five years of service. The participant may elect to receive benefits at retirement at age 55 or thereafter in the form of an escalating annuity, a level annuity with or without survivorship benefits or a lump-sum payment.
     The Supplemental Pension Plan is an unfunded, nonqualified plan that provides to certain employees, including the Named Executives, Cooper Pension Plan benefits that cannot be paid from a qualified, defined benefit plan because of Internal Revenue Code restrictions. The Supplemental Pension Plan also provides benefits equal to what would have been paid under the Cooper Pension Plan on amounts of deferred compensation had those amounts not been deferred. The amounts credited to a participant’s account in the Supplemental Pension Plan receive interest credits at the same rate as under the Cooper Pension Plan. Vesting of plan benefits, eligibility for retirement and other benefit payment options with the Supplemental Pension Plan are the same as under the Cooper Pension Plan.
     Under the Cooper Savings Plan, which is a qualified 401(k) Savings Plan, participants may elect to contribute up to 100% of each year’s compensation on a pre-tax basis to a plan account and direct those funds to be invested in up to seven funds. On employee contributions of up to 6% of each year’s total compensation, Cooper makes a matching contribution of 100% of the first 3% of the employee contribution and 50% of the next 3% the employee contributes. Company matching contributions are made in common shares of Cooper stock. Contributions to the Cooper Savings Plan are subject to annual limits established under the Internal Revenue Code. In 2006, an individual employee’s contributions to the Cooper Savings Plan were limited to $15,000 (or $20,000 if the participant was at least 50 years old). Employee and Company matching contributions are fully vested immediately. Participants may receive distribution of their Cooper Savings Plan accounts any time after they cease service with the Company.
     The Supplemental Savings Plan is an unfunded, non-qualified plan that provides certain employees, including the Named Executives, Cooper Savings Plan benefits that cannot be provided through a qualified 401(k) Savings Plan because of Internal Revenue Code restrictions and limitations. Participants in the Supplemental Savings Plan must make contributions to the Cooper Savings Plan until reaching annual contribution limits established under the Internal Revenue Code. Subsequent contributions by the participant and the related company matching contribution in the calendar year are then credited to the individual’s account in the Supplemental Savings Plan. Employee and company matching contributions to the Supplemental Savings Plan are fully vested immediately. Participants receive interest credits on all amounts credited to their account based on the average prime rate. Amounts credited to their account are distributed either as a lump sum payment or in installments based on deferral elections made by the executive under Section 409A of the Internal Revenue Code.
     In July 2006, the Company announced significant changes to its retirement benefits program effective January 1, 2007. These changes impacted all members of Cooper’s salaried workforce in the United States including the Named Executives. The retirement modifications involve cessation of accruals or a “freeze” of benefits under three of Cooper’s four retirement plans, i.e. the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan. To offset this benefit reduction, Cooper increased its matching contribution to the Cooper Savings Plan to 100% of the first 6% contributed by an employee and added a basic 3% company contribution to all participant accounts. The basic 3% company contribution is 25% vested after two years, 50% vested after three years, 75% vested after four years and fully vested after five years. For individuals with annual compensation below a certain level, modifications to the Cooper Savings Plan caused their net retirement benefits to increase. For other employees, who would realize a decrease in their net retirement benefits as a result of the modifications to the retirement plans, Cooper provided a special salary increase or “buy-out” to offset the decrease in Cooper’s contribution to the retirement program caused by the freeze in the three plans effective December 31, 2006.
     The decision to freeze the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan also adversely impacted Cooper’s executive officers including the Named Executives. A portion of this adverse impact was offset by improvements in company matching contributions to the Cooper Savings Plan as described above. To offset the remainder of the benefit reduction, rather than provide a special salary increase, the Committee created a new Supplemental Executive Retirement Plan (“SERP”) under which the individual’s account is credited with a designated contribution percentage of their total compensation for the prior year. The Committee approves the SERP contribution percentage for all executive officers annually. For 2007, the contribution percentage is determined based on the amount that retirement benefits to these executives was reduced as a result of the “freeze” of prior benefit plans.
     Benefits under the SERP are subject to a five-year vesting requirement. Participants may elect to commence benefit payment at retirement at age 55 or thereafter, with those benefits paid in accordance with an election made by the participant in accordance with Section 409A of the Internal Revenue Code.
     Due to the cessation of accruals under the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan, participants will not receive any additional benefit credits under these plans effective January 1, 2007. Individual plan accounts will continue to receive interest credits in accordance with prior practice until the participant elects to commence benefits in accordance with plan terms and conditions.
     Effective January 1, 2007, the Company introduced a new Salary Deferral Plan. Executive officers, including the Named Executives, are eligible to participate in the Salary Deferral Plan, which permits the participant to defer up to 50% of their base salary. Cooper does not match employee deferrals and the employee’s total annual compensation is reduced by the amount of other contributions to the Salary Deferral Plan for the purpose of determining compensation under the Cooper Savings Plan. Salary deferrals under the Plan are credited with interest at the average prime rate.
     Welfare Benefits
     All executive officers, including the Named Executives, are eligible for welfare benefits from Cooper including: medical, dental, life insurance, short-term disability, and long-term disability. Executives participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their assigned location.

     Perquisites
     Cooper provides a taxable allowance for senior management for financial counseling services, which may include tax preparation and estate planning services. The amount of the taxable allowance is up to $25,000 for the Chairman and CEO and up to $10,000 for other senior management including the other Named Executives. Executives also receive gross-up payments equal to the taxes payable on the services covered by the allowance. For certain executives, including the Named Executives, Cooper pays the initiation fee for a club membership as a perquisite. In addition, the Chairman and CEO (and other senior executives upon approval of the Chairman and CEO) may use the Company plane for personal purposes.
Stock Ownership Guidelines and Retention Requirements
     All executive officers are subject to Stock Ownership Guidelines and Retention Requirements under which they must acquire Cooper common stock valued at a multiple of their base salary as follows:

Position	Salary Multiple
CEO	5.0x
Senior or Executive Vice Presidents	3.5x
Other Officers and Division Presidents	2.0x
     Executives subject to the Stock Ownership Guidelines have five years from appointment to their executive position to comply and are expected to make regular progress towards that goal. To ensure this occurs, executive officers are also subject to Stock Retention Requirements and must retain a portion of stock acquired as a result of an equity grant from Cooper for a prescribed length of time. Executives not yet in full compliance with Stock Ownership Guidelines must retain 75% of net shares (shares remaining after acquisition costs and payment of taxes) until they own sufficient shares to meet the Ownership Guidelines. Other executives are required to retain 25% of net shares for at least one year after acquisition. The Committee believes that these Stock Ownership Guidelines and Retention Requirements are an important component of the equity-based incentive compensation program since it ensures that executive officers have a significant and ongoing financial stake in Cooper’s long-term performance. Cooper’s insider trading policies provide that all executives who are subject to the Stock Ownership Guidelines and Retention Requirements are prohibited from engaging in a short sale of Cooper stock to hedge the economic risk of owning Cooper stock and are directed to refrain from dealing in puts, calls, and similar derivatives on Cooper stock because of the appearance of speculating in Cooper’s stock. At its February 2007 meeting, the Committee reviewed the status of covered executives relative to compliance with the Stock Ownership Guidelines and Retention Requirements and determined that all the Named Executives are currently in compliance or are making satisfactory progress within the five-year period to achieve compliance.
Tax Implications of Executive Compensation
     Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its five most highly compensated officers. The Committee believes that the annual incentive bonuses paid pursuant to the Bonus Plan and the awards and options granted pursuant to the Stock Plan will qualify as “performance-based” compensation and will meet the requirements of the current tax law and Internal Revenue Service regulations so as to preserve the tax deductibility of the executive compensation paid pursuant to such plans. However, we may from time to time pay compensation to our senior executives that may not be deductible, including discretionary bonuses or other types of compensation outside our plans.
     Although the Committee generally attempts to structure executive compensation to preserve tax deductibility, the Committee also believes that there are circumstances where, in the judgment of the Committee and consistent with the overall compensation objectives and philosophy discussed above, the interests of Cooper and its shareholders are best served by maintaining flexibility in the way compensation is provided even though the compensation may not be fully deductible.

SUMMARY COMPENSATION
     The following table presents information relating to the compensation earned by the CEO and other Named Executives for services rendered to Cooper for the fiscal year ended December 31, 2006.
SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-
						Non-Equity	qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and		Salary	Bonus(2)	Awards(1)	Awards(1)	sation(2)	Earnings(3)	sation(10)		Total(11)
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(i)

Hachigian, K.S.	2006	$975,000	$315,800	$4,518,222	$1,465,631	$2,184,200	$156,099	$393,785	(4)	$10,008,737
Chairman, President and Chief Executive Officer

Klebe, T.A.	2006	491,500	204,000	1,246,480	478,801	596,000	69,699	126,178	(5)	3,212,658
Senior Vice President and Chief Financial Officer

Stoessl, M.A.	2006	368,333	30,000	742,836	233,452	370,000	29,995	106,481	(6)	1,881,097
Group President, Cooper Power Systems

O’Grady, C.T.	2006	307,500	—	820,388	240,188	320,000	35,309	59,633	(7)	1,783,018
Senior Vice President, Business Development

Gawronski, G.L.	2006	306,667	—	481,494	151,233	320,000	24,573	90,706	(8)	1,374,673
Vice President, International Operations

Schumacher, D.K.	2006	430,000	—	673,396	272,465	—	29,788	111,524	(9)	1,517,173
Special Counsel and Chief Compliance Officer

(1)	The amounts shown in columns (e) and (f) above is the compensation expense related to the stock and option awards included in Cooper’s financial statements for fiscal year 2006 per FAS 123(R), adjusted to reflect actual rather than estimated forfeitures for awards with service-based vesting conditions. See Cooper’s Annual Report for the year ended December 31, 2006 for a description of the FAS 123(R) valuations. The awards consist of stock options, performance shares and restricted stock units granted to the Named Executives under the Amended and Restated Stock Incentive Plan. In 2006, Ms. Schumacher forfeited 4,533 performance share awards based on achievement of the maximum performance level for the performance period beginning January 1, 2005 and ending December 31, 2007. The compensation expense for the stock and option awards differs from the 2006 grant date fair values for these awards as shown in the “Grant of Plan-Based Awards” table because the compensation expense for the stock and option awards is recognized over the requisite service or vesting periods and includes the values for awards granted in fiscal 2006 and prior fiscal years.

(2)	The amounts shown in column (g) represent annual incentive bonuses earned by the Named Executives under the Management Annual Incentive Plan or “Bonus Plan” for fiscal year 2006. The amounts shown in column (d) represent supplemental bonuses paid outside the Bonus Plan. See “Compensation Discussion and Analysis – Annual Incentive Compensation” for further details.

(3)	The amounts shown in column (h) represent the aggregate change during 2006 in the actuarial present value of the Named Executive’s accumulated benefit under the Salaried Employees Retirement Plan and Supplemental Excess Defined Benefit Plan, as follows: K.S. Hachigian $9,154 and $146,945; T.A. Klebe $11,803 and $57,896; M.A. Stoessl $8,119 and $21,876; C.T. O’Grady $13,889 and $21,420; G.L. Gawronski $8,702 and $15,871; and D.K. Schumacher $16,660 and $13,128.

(4)	Amount shown for Mr. Hachigian includes (i) $144,828 for dividend equivalents paid on restricted stock units and earned performance shares; (ii) Company contributions of $9,750 to the Cooper Industries Retirement Savings and Stock Ownership Plan (“Cooper Savings Plan”) and $129,375 to the Cooper Industries Supplemental Excess Defined Contribution Plan (“Supplemental Savings Plan); (iii) $100,259 for personal use of Cooper’s aircraft; and (iv) $6,084 for financial counseling and tax preparation services and $3,489 for tax gross-up payments.

(5)	Amount shown for Mr. Klebe includes (i) $68,300 for dividend equivalents paid on restricted stock units and earned performance shares; and (ii) Company contributions of $6,882 to the Cooper Savings Plan and $50,996 to the Supplemental Savings Plan.

(6)	Amount shown for Mr. Stoessl includes (i) $63,150 for dividend equivalents paid on restricted stock units and earned performance shares; (ii) Company contributions of $7,906 to the Cooper Savings Plan and $30,319 to the Supplemental Savings Plan; and (iii) $2,900 for financial counseling and tax preparation services and $2,206 for tax gross-up payments.

(7)	Amount shown for Mr. O’Grady includes (i) $15,540 for dividend equivalents paid on restricted stock units; (ii) Company contributions of $8,438 to the Cooper Savings Plan and $23,400 to the Supplemental Savings Plan, (iii) $4,719 for personal use of Cooper’s aircraft; and (iv) $4,740 for financial counseling and tax preparation services, $731 for relocation payments and $2,065 for tax gross-up payments.

(8)	Amount shown for Mr. Gawronski includes (i) $29,355 for dividend equivalents paid on restricted stock units and earned performance shares; (ii) Company contributions of $8,719 to the Cooper Savings Plan and $24,713 to the Supplemental Savings Plan; (iii) $6,001 for spouse travel; (iv) $7,600 expatriate allowance for overseas assignment; and (v) $8,000 for financial counseling and tax preparation services and $6,318 for tax gross-up payments.

(9)	Amount shown for Ms. Schumacher includes (i) $90,128 for dividend equivalents paid on restricted stock units and earned performance shares; (ii) Company contributions of $4,531 to the Cooper Savings Plan and $14,513 to the Supplemental Savings Plan; and (iii) $1,495 for financial counseling and tax preparation services and $857 for tax gross-up payments.

(10)	Perquisites and other personal benefits included in column (i) are valued on the basis of the aggregate incremental cost to Cooper. For financial counseling, tax preparation services and other items covered by the annual perquisite allowance provided to Named Executives, the value represents the actual cost of such services or items charged by a third party. For personal use of Cooper’s aircraft, the value takes into account incremental operating costs including fuel, landing fees, crew travel expenses and catering.

(11)	The amount of salary and bonus in proportion to total compensation is designed to maintain an executive compensation program that is competitive with other industrial companies and to align the compensation of executive officers with Cooper’s performance on both a short-term and long-term basis and with the interests of our shareholders. See “Compensation Discussion and Analysis” for further details.

GRANT OF PLAN-BASED AWARDS
     The following table includes information regarding stock option grants made to the Named Executives in the last fiscal year including the number of shares subject to the stock options, the exercise price and the grant date fair value of the stock options. The table also includes information regarding potential future payouts under Cooper’s non-equity and equity incentive plans.
GRANT OF PLAN-BASED AWARDS TABLE

								All
								Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	of	Price of	Stock
		Plan Awards(1)			Plan Awards(2)			of Stock	Securities	Option	and
		Thresh-	Target(3)	Maxi-	Thresh-	Target(3)	Maximum	or Units	Underlying	Awards	Option
Name	Grant Date	old ($)	($)	mum ($)	old (#)	(#)	(#)	(#)	Option (#)	($/Sh)(4)	Awards(5)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Hachigian, K.S.	2/13/06	$546,100	$1,638,200	$2,184,200	—	—	—	—	—	—	N/A
	2/13/06	—	—	—	17,000	57,000	76,000	—	—	—	$6,260,500
	2/13/06	—	—	—	—	—	—	0	140,000	$82.38	$2,225,748

Klebe, T.A.	2/13/06	$149,000	$447,000	$596,000	—	—	—	—	—	—	N/A
	2/13/06	—	—	—	4,350	13,040	17,380	—	—	—	$1,431,678
	2/13/06	—	—	—	—	—	—	0	30,400	$82.38	$483,305

Stoessl, M.A.	2/13/06	$92,500	$277,500	$370,000	—	—	—	—	—	—	N/A
	2/13/06	—	—	—	1,900	5,700	8,000	—	—	—	$659,000
	2/13/06	—	—	—	—	—	—	0	14,000	$82.38	$222,575

O’Grady, C.T.	2/13/06	$87,700	$263,000	$350,700	—	—	—	—	—	—	N/A
	2/13/06	—	—	—	3,000	8,000	10,000	—	—	—	$823,750
	2/13/06	—	—	—	—	—	—	0	19,000	$82.38	$302,066

Gawronski, G.L.	2/13/06	$96,100	$288,200	$384,200	—	—	—	—	—	—	N/A
	2/13/06	—	—	—	2,000	6,000	8,000	—	—	—	$659,000
	2/13/06	—	—	—	—	—	—	0	12,000	$82.38	$190,778

Schumacher, D.K.	2/13/06	0	0	0	0	0	0	0	0	0	0

(1)	Represents annual incentive compensation bonus opportunities for fiscal year 2006 available to Named Executives under the terms of the Management Annual Incentive Plan or “Bonus Plan.” For fiscal year 2006, earnings per share of $4.88 and free cash flow of $470 million is required for performance at the maximum level with 75% of the bonus opportunity based on earnings per share and the balance based on free cash flow. The actual awards earned by the Named Executives for fiscal year 2006 are set forth in column (g) of the Summary Compensation Table. See “Compensation Discussion and Analysis – Annual Incentive Compensation” for further details.

(2)	Represents long-term incentive awards granted in 2006 to the Named Executives under the Amended and Restated Stock Incentive Plan or “Stock Plan.” These performance–based share awards may be earned based on achievement of performance goals over a three-year period commencing January 1, 2006 and ending on December 31, 2008. Performance goals are based upon average annual earnings per share growth over the performance period. Average annual earnings per share growth over the three-year performance period of at least 4% is required before any award is earned and at least 16% is required for a payout at the maximum level. Upon distribution of any performance shares earned by the executive, Cooper shall pay the executive an amount in cash equal to the aggregate amount of cash dividends the executive would have received had the executive been the record owner of the earned performance shares over the performance period. Dividend equivalents are calculated based on the same dividend rate that applies to Cooper’s outstanding common shares. See “Compensation Discussion and Analysis – Performance-based Share Awards” for further details.

(3)	As discussed in the “Compensation Discussion and Analysis,” Cooper bases its “target” performance level on “stretch” performance goals that provide a bonus opportunity at approximately 75% of the maximum bonus opportunity. Other companies typically set their target performance levels based on expect or budgeted performance that provide a bonus opportunity at 50% of the maximum performance.

(4)	The exercise price of each option is equal to the fair market value of Cooper’s Class A common shares on the date of the grant, which is the average of the high and low trading price on the grant date. The options become one-third exercisable one year after the grant date, two-thirds exercisable two years after the grant date, and fully exercisable three years after the grant date.

(5)	The grant date fair value of the stock option awards is $15.8982 per share. The grant date fair value of the performance-based shares is $82.375 per share. The grant date fair value for the performance-based share awards assumes payout at the maximum level of performance. See Cooper’s Annual Report for the year ended December 31, 2006 for a description of the FAS 123(R) valuations.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2006 for each Named Executive. The table also shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $90.43 a share (the closing market price of Cooper’s stock on December 29, 2006).
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE (1)

	Option Awards				Stock Awards
										Equity
								Equity		Incentive Plan
								Incentive		Awards:
								Plan Awards:		Market or
					Number		Market	Number of		Payout Value
	Number of	Number of			of Shares		Value of	Unearned		of Unearned
	Securities	Securities			or Units		Shares or	Shares Units		Shares, Units
	Underlying	Underlying			of Stock		Units of	or Other		or Other
	Unexercised	Unexercised	Option	Option	That		Stock That	Rights That		Rights that
	Options (#)	Options (#)	Exercise	Expiration	Have Not		Have Not	Have Not		Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)		Vested ($)
(a)	(b)(2)	(c)(2)	(e)(5)	(f)	(g)		(h)	(i)		(j)

Hachigian, K.S.	140,000 (3)	0	$34.84	4/16/2011	30,800	(6)	$2,785,244	80,000	(8)	$$7,234,400
	90,000	0	$35.21	2/28/2012	—		—	76,000	(9)	$6,872,680
	45,000	0	$37.31	2/11/2008	—		—	—		—
	33,333	16,667	$55.64	2/10/2011	—		—	—		—
	15,833	31,667	$70.94	2/8/2012	—		—	—		—
	17,500	35,000	$65.47	4/25/2012	—		—	—		—
	0	140,000 (4)	$82.38	2/13/2013	—		—	—		—

Klebe, T.A.	9,700	0	$43.47	2/9/2009	18,700	(6)	$1,691,041	17,380	(8)	$1,571,673
	10,000	0	$43.13	2/9/2009	—		—	17,380	(9)	$1,571,673
	20,000	0	$37.94	2/8/2010	—		—	—		—
	21,400	0	$46.10	2/13/2011	—		—	—		—
	46,934	0	$35.21	2/28/2012	—		—	—		—
	30,000	0	$37.31	2/11/2008	—		—	—		—
	20,000	10,000	$55.64	2/10/2011	—		—	—		—
	10,133	20,267	$70.94	2/8/2012	—		—	—		—
	0	30,400	$82.38	2/13/2013	—		—	—		—

Stoessl, M.A.	2,384	0	$29.46	8/6/2012	8,800	(6)	$795,784	9,200	(8)	$831,956
	6,667	0	$37.31	2/11/2008	10,000	(7)	$904,300	8,000	(9)	$723,440
	4,667	4,667	$55.64	2/10/2011	—		—	—		—
	5,333	10,667	$70.94	2/8/2012	—		—	—		—
	0	14,000	$82.38	2/13/2013	—		—	—		—

O’Grady, C.T.	9,166	18,334	$68.78	5/23/2012	9,000	(7)	$813,870	10,840	(8)	$980,261
	0	19,000	$82.38	2/13/2013	—		—	10,000	(9)	$904,300

Gawronski, G.L.	10,000	0	$37.31	2/11/2008	4,620	(6)	$417,787	5,420	(8)	$490,131
	5,000	2,500	$55.64	2/10/2011	5,000	(7)	$452,150	8,000	(9)	$723,440
	3,166	6,334	$70.94	2/8/2012	—		—	—		—
	0	12,000	$82.38	2/13/2013	—		—	—		—

Schumacher, D.K.	8,000	0	$56.63	2/10/2008	15,400	(6)	$1,392,622	9,067	(8)	$819,929
	16,000	0	$43.47	2/9/2009	—		—	—		—
	20,000	0	$37.94	2/8/2010	—		—	—		—
	27,500	0	$46.10	2/13/2011	—		—	—		—
	50,200	0	$35.21	2/28/2012	—		—	—		—
	35,100	0	$37.31	2/11/2008	—		—	—		—
	16,666	8,334	$55.64	2/10/2011	—		—	—		—
	7,933	15,867	$70.94	2/8/2012	—		—	—		—

(1)	Column (d) “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been omitted since there are no items to report.

(2)	Options become one-third exercisable one year after the grant date, two-thirds exercisable two years after the grant date, and fully exercisable three years after the grant date.

(3)	The 140,000 stock options granted to Mr. Hachigian in 2001 includes 100,000 options to replace equity compensation forfeited upon his resignation from his prior employer.

(4)	The 140,000 stock options granted to Mr. Hachigian in 2006 recognize his new position as Cooper’s Chairman, CEO and President.

(5)	The exercise price of each option is equal to the fair market value of Cooper’s Class A common shares on the date of grant of the options, which is the average of the high and low sales price on the grant date.

(6)	Represents the earned performance-based share awards for the three-year performance period beginning on January 1, 2004 and ending on December 31, 2006. In February of 2007, the Management Development and Compensation Committee of the Board of Directors determined that Cooper achieved the performance objectives at the maximum level. These performance shares vested on February 15, 2007.

(7)	Represents restricted stock units granted to the Named Executive. In February 2005, Mr. Gawronski received a grant of 5,000 restricted stock units which vest in February 2010 and Mr. Stoessl received a grant of 10,000 restricted stock units which vest in February 2010. In May 2005, Cooper granted Mr. O’Grady 12,000 restricted stock units which vest 3,000 units each in June 2006, 2007, 2008 and 2009. All the restricted stock units granted to Mr. O’Grady replace equity compensation forfeited upon his resignation from his prior employer. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the stock restrictions lapse. Dividend equivalents are calculated based on the same dividend rate that applies to Cooper’s outstanding common shares.

(8)	Represents the performance-based share awards for the performance period beginning on January 1, 2005 and ending December 31, 2007. The value of the awards assumes payout at the maximum level of performance. For a more detailed discussion see “Compensation Discussion and Analysis - Performance-based Share Awards.” The award for Mr. Hachigian includes a supplemental grant of 52,860 performance share awards in recognition of his promotion to CEO in 2005.

(9)	Represents the performance-based share awards beginning on January 1, 2006 and ending on December 31, 2008. The value of the awards assumes payout at the maximum level of performance.

OPTION EXERCISES AND STOCK VESTED
     The following table sets forth information regarding options and stock awards exercised and vested, respectively, during 2006 for the Named Executives.
OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares		Value Realized on
Name	Exercise (#)	Exercise ($)	Acquired on Vesting (#)		Vesting ($)
(a)	(b)	(c)	(d)		(e)

Hachigian, K.S.	0	$0	16,950	(1)	$1,400,070
	—	—	5,650	(2)	$466,690
	—	—	5,000	(2)	$426,850
	—	—	30,000	(2)	$2,723,100

Klebe, T.A.	1,000	$46,993	15,000	(3)	$1,239,000
	19,300	$926,017	5,000	(2)	$413,000
	—	—	8,000	(2)	$726,160

Stoessl, M.A.	3,400	$222,836	7,500	(4)	$619,500
	—	—	2,500	(2)	$206,500
	—	—	3,750	(2)	$320,325

O’Grady, C.T.	0	0	3,000	(2)	$266,490

Gawronski, G.L.	0	0	3,750	(5)	$309,750
	—	—	1,250	(2)	$103,250
	—	—	1,500	(2)	$108,870

Schumacher, D.K.	8,000	$384,707	13,200	(6)	$1,090,320
	—	—	4,400	(2)	$363,440
	—	—	8,000	(2)	$726,160

(1)	Amount shown for Mr. Hachigian represents 16,950 performance-based share awards for the two-year performance period beginning on January 1, 2003 and ending on December 31, 2004, which vested on February 11, 2006.

(2)	Amount shown represents restricted stock units that vested during 2006 for the Named Executive.

(3)	Amount shown for Mr. Klebe represents 15,000 performance-based share awards for the two-year performance period beginning on January 1, 2003 and ending on December 31, 2004, which vested on February 11, 2006. Of the 15,000 performance shares earned, Mr. Klebe deferred the receipt of 7,500 shares until retirement. The deferred shares have a realized value of $619,500 which amount is included in Column (e) above.

(4)	Amount shown for Mr. Stoessl represents 7,500 performance-based share awards for the two-year performance period beginning on January 1, 2003 and ending on December 31, 2004, which vested on February 11, 2006.

(5)	Amount shown for Mr. Gawronski represents 3,750 performance-based share awards for the two-year performance period beginning on January 1, 2003 and ending on December 31, 2004, which vested on February 11, 2006.

(6)	Amount shown for Ms. Schumacher represents 13,200 performance-based share awards for the two-year performance period beginning on January 1, 2003 and ending on December 31, 2004, which vested on February 11, 2006.

PENSION BENEFITS
     The following table discloses the years of credited service of the actuarial present value of the accrued benefits for, and payments during the last fiscal year to each of the Named Executives under the Salaried Employees Pension Plan and Supplemental Excess Defined Benefit Plan.
PENSION BENEFITS TABLE

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit(2)	Fiscal Year
Name	Plan Name(1)	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

Hachigian, K.S.	Salaried Employees Pension Plan	5.7	$71,438	$0
	Supplemental Excess Defined Benefit Plan	5.7	343,229	0

Klebe, T.A.	Salaried Employees Pension Plan	11.7	205,303	0
	Supplemental Excess Defined Benefit Plan	11.7	227,309	0

Stoessl, M.A.	Salaried Employees Pension Plan	4.4	47,012	0
	Supplemental Excess Defined Benefit Plan	4.4	56,539	0

O’Grady, C.T.	Salaried Employees Pension Plan	1.6	24,395	0
	Supplemental Excess Defined Benefit Plan	1.6	21,420	0

Gawronski, G.L.	Salaried Employees Pension Plan	4.0	42,731	0
	Supplemental Excess Defined Benefit Plan	4.0	40,987	0

Schumacher, D.K.	Salaried Employees Pension Plan	26.9	466,437	0
	Supplemental Excess Defined Benefit Plan	26.9	129,310	0

(1)	See “Compensation Discussion and Analysis – Retirement Benefits” for a discussion of the terms of the Salaried Employees Pension Plan and Cooper Industries Supplemental Excess Defined Benefit Plan.

(2)	The present value of the accumulated pension benefits is computed on the same basis and using the same assumptions that Cooper uses for financial statement reporting purposes. For further details, see “Note 13 – Pension and Other Postretirement Benefits” to Cooper’s consolidated financial statements as set forth in Cooper’s Annual Report on Form 10-K for the period ended December 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION
     Various Cooper executives, including the Named Executives, may elect to defer all or a portion of the annual incentive awards earned under the Bonus Plan and stock awards earned under the Stock Plan. Under the Bonus Plan, an executive may also elect to receive all or a portion of the annual incentive award in Cooper Class A common shares instead of cash. Any cash deferrals are credited annually with interest at the average prime rate. Any stock deferrals are credited with dividend equivalents at the same rate as dividends are paid on Cooper Class A common shares. Deferrals under the Bonus Plan and Stock Plan are unfunded deferred compensation arrangements. Amounts credited to an executive’s deferred compensation account are distributed either as a lump sum payment or in installments based on deferral elections made by the executive in accordance with Section 409A of the Internal Revenue Code.
     Executives also earn deferred compensation under the Supplemental Savings Plan. See “Compensation Discussion and Analysis – Retirement Benefits” for further details regarding this plan.
     The following table discloses contributions, earnings and balances for each of the Named Executives under the nonqualified deferred compensation arrangements discussed above.
NONQUALIFIED DEFERRED COMPENSATION TABLE

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	Last Fiscal
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Year End
Name	Year ($)	Year ($)	Year ($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)

Hachigian, K.S.	$230,000	$129,375	$61,130	$0	$911,529
Klebe, T.A.	181,320	50,996	200,344	0	4,618,014
Stoessl, M.A.	110,133	30,975	24,011	0	390,018
O’Grady, C.T.	85,200	23,963	7,890	0	152,477
Gawronski, G.L.	93,358	24,713	19,650	0	287,405
Schumacher, D.K.	54,467	15,319	90,376	0	1,558,762

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Change in Control Arrangements
     Management Continuity Agreements
     Cooper has Management Continuity Agreements with the Named Executives and certain other key executives. The purpose of the agreements is to encourage the executives to carry out their duties when there is a possibility of a change in control of Cooper. The agreements are not ordinary employment agreements and do not provide any assurance of continued employment.
     If, during the two-year period following a change in control, Cooper or its successor terminates the executive’s employment other than for “cause” or the executive voluntarily terminates employment for “good reason” (as such terms are defined in the agreements), the executive shall receive:
•	A lump-sum cash payment equal to a multiple (3x in the case of the Chief Executive Officer, Chief Operating Officer and Senior and Executive Vice Presidents and 2x in the case of the other key executives) of the sum of the executive’s salary and bonus under the Management Annual Incentive Plan. For purposes of the lump sum cash payment, the bonus amount is based on the higher of: (1) the average annual bonus earned with respect to the prior three fiscal years, or (2) the target annual bonus for the fiscal year in which the date of termination occurs or, if higher, the fiscal year of the change of control.

•	The continuation of life, disability, accident and health insurance benefits for the number of years equal to the multiplier used to calculate the lump-sum severance payment, provided that health insurance benefits may be provided for up to an additional five years if such benefits are not available through another employer and the executive is under age 65.

•	A pro rata payment of his or her target bonus for the year of termination.

•	A lump sum payment equal to the incremental benefits and contributions that the executive would have received under Cooper’s various retirement and savings plans for the number of years equal to their multiplier, taking into account the severance benefits received by the executive.

•	Outplacement services for up to one year.

•	A tax gross-up of any excise tax due under the Internal Revenue Code for these types of agreements.
     Management Annual Incentive Plan
     The Named Executives participate in the Management Annual Incentive Plan, which provides an annual bonus opportunity and is designed to tie annual incentive compensation to overall corporate and individual performance. Under the Plan, which is administered by the Management Development and Compensation Committee of the Board (the “Committee”), bonuses are based upon performance goals set by the Committee in February of the bonus year. The Committee may make the award in cash or stock or a combination of both. The Plan provides that upon a change in control of Cooper, all outstanding awards will be deemed earned on a pro rata basis at the target level and will be paid in cash to each eligible executive.
     Stock Incentive Plan
     The Named Executives have been granted stock options, restricted stock units and performance-based share awards under the Stock Incentive Plan (“Stock Plan”). Options granted under the Stock Plan vest over a period of three years. Options granted prior to February 11, 2003 have a 10-year term. Options granted on February 11, 2003 have a 5-year term. Options granted on February 10, 2004 and thereafter have a 7-year term. The Committee has discretion under the Plan to grant options with a term of up to ten years. Restricted stock units vest pursuant to schedules approved by the Committee. Upon vesting, the restrictions on the stock units lapse and the holder is issued one unrestricted Class A common share per restricted stock unit. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the restrictions lapse. Performance-based share awards granted under the Stock Plan may be earned based on achievement over a specified period of performance goals established by the Committee. At the end of the performance period, performance shares earned, if any, are issued and cash equal to the dividends on the performance shares is paid. The Stock Plan provides that upon a change in control of Cooper, all options will be canceled and Cooper will make a cash payment to the Named Executives equal to the difference in the fair market value of Cooper Class A common shares (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price. In addition, all outstanding performance shares will be deemed earned at the target level, all restrictions will lapse on any outstanding restricted stock units, and the Named Executives shall receive such form of consideration as they would have received had they been the owner of record of the performance shares and the shares representing restricted stock units at the time of the change of control plus a cash payment for any accrued dividends on the performance shares and restricted stock units.
Potential Payments Upon Change In Control
     The following table shows potential payments if, during the two-year period following a change in control, a Named Executive is terminated (other than for “cause”) or voluntarily terminates employment for “good reason.” The amounts shown assume that the termination was effective on December 31, 2006, and are estimates that reflect the amounts that would be paid and the incremental value of benefits that would be enhanced through accelerated vesting of options and stock awards. The value of equity awards is based on Cooper’s closing market price of $90.43 on December 29, 2006, which is the last trading day before year end. As discussed above, outstanding option and stock awards are paid out upon a change of control regardless of whether the Named Executive is terminated or voluntarily terminates employment following the change in control. Also, in addition to the amounts shown in the table below, the Named Executives would be entitled to any vested benefits including outstanding vested options and other awards shown in the “Outstanding Equity Awards at Fiscal-Year-End” table, pension benefits reflected in the “Pension Benefits Table” and balances under nonqualified deferred compensation plans shown in the “Nonqualified Deferred Compensation Table.”

					Retirement	Welfare
					and Savings	Benefits
	Cash	Pro rata	Option	Stock	Plan	and Out-	Tax
Name	Severance(1)	Bonus(2)	Awards(3)	Awards(4)	Contributions(5)	Placement (6)	Gross-up	Total
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Hachigian, K.S.	$7,914,600	$1,638,200	$3,197,615	$12,605,942	$1,104,321	$93,054	$10,009,734	$36,563,466
Klebe, T.A.	2,950,000	447,000	987,596	3,588,262	435,510	89,166	3,066,236	11,563,771
Stoessl, M.A.	1,295,000	277,500	482,945	2,622,470	206,220	87,196	1,854,833	6,826,164
O’Grady, C.T.	1,734,000	263,000	549,838	2,273,410	243,575	87,949	1,653,933	6,805,705
Gawronski, G.L.	1,216,400	288,200	306,986	1,666,625	166,757	86,906	1,276,301	5,008,175
Schumacher, D.K.	—	—	599,168	1,627,740	—	—	—	2,226,908

(1)	Amounts shown in column (a) represent a cash payment equal to a multiple (3X in the case of Messrs. Hachigian, Klebe and O’Grady, and 2X in the case of Messrs. Stoessl and Gawronski) of the Named Executive’s salary and annual incentive bonus.

(2)	Amounts shown in column (b) represent payment of the Named Executive’s pro rata target bonus for the year of termination. Because the termination is assumed to be effective on December 31, 2006, the amounts shown represent the target bonus for the full year.

(3)	Amounts shown for option awards in column (c) represent the value of unvested options that would accelerate upon a change of control based on the difference between the closing price of Cooper’s common stock at the end of fiscal 2006 and the exercise price of the respective options.

(4)	Amounts shown for stock awards in column (d) represent the value of unvested performance share awards at the target performance level and unvested restricted stock units, the vesting of which would accelerate upon a change of control based on the closing price of Cooper’s common stock at the end of fiscal year 2006.

(5)	Amounts shown in column (e) represent additional credits the Named Executives would have received under the Cooper Salaried Employees Retirement Plan, Supplemental Excess Defined Benefit Plan, Retirement Savings and Stock Ownership Plan and Supplemental Excess Defined Contribution Plan for the number of years equal to the multiplier used to calculate the cash severance.

(6)	Amounts shown in column (f) represent the value of life insurance for the severance period, continued health insurance benefits for eight years, plus $9,500 which represents the value of outplacement services for one year.

Potential Payments Upon Involuntary Termination
     Upon involuntary termination of employment of a Named Executive, Cooper’s practice is to provide a severance payment equal to the executive’s base salary for one year and, depending on the circumstances and termination date, a payout of the performance-based share awards based on the performance level actually achieved for the performance cycle that ends at the end of the fiscal year in which the termination occurs. In the case of the Named Executives, the cash severance and value of performance share awards for the 2004-2006 performance cycle is as follows: K.S. Hachigian: $1,000,000 and $2,785,244; T.A. Klebe $500,000 and $1,691,041; M.A. Stoessl $370,000 and $795,784; C.T. O’Grady $315,000 and $0; and G. L. Gawronski $320,000 and $417,787. A Named Executive will generally forfeit other unvested equity awards including stock options, restricted stock units and performance share awards for performance cycles that end after the year of termination.
Potential Payments Upon Resignation or Retirement
     Upon voluntary resignation, a Named Executive would forfeit, as of the termination date, all outstanding annual cash incentive awards and equity awards including stock options, performance shares and restricted stock units. The Named Executive would be entitled to any pension benefits and nonqualified deferred compensation that are vested as of the termination date.
     Upon retirement, a Named Executive would forfeit all outstanding annual cash incentive awards, performance share awards and restricted stock units. Any stock options granted more than one year before the retirement date would continue to vest and would be exercisable following retirement for a period of five years or the expiration date of the option, whichever is earlier. The Named Executive would also be entitled to any pension benefits and nonqualified deferred compensation that are vested as of the retirement date.
EQUITY COMPENSATION PLAN INFORMATION

			Number of securities
			remaining available for future
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected
	warrants and rights	warrants and rights	in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,313,854 (1)	$57.01 (2)	5,424,881 (3)
Equity compensation plans not approved by security holders	0	N/A	494,680 (4)

Total	5,313,854	$57.01	5,919,561

(1)	Includes (a) shares earned, the receipt of which has been deferred under Cooper plans as follows: Stock Incentive Plan – 67,797 shares; Management Annual Incentive Plan – 5,324 shares; Directors’ Stock Plan – 46,647 shares; and Directors’ Retainer Fee Stock Plan – 32,209 shares; and (b) 839,516 performance-based share awards that are issuable to the extent set performance goals are achieved and service-based forfeiture restrictions are satisfied and 138,500 restricted stock unit awards that are issuable upon vesting under the Stock Incentive Plan.

(2)	Weighted average exercise price of outstanding options excludes the shares referred to in note 1 above.

(3)	Includes 1,940,885 shares available for future issuance under the Employee Stock Purchase Plan. There is no current offering outstanding under this plan.

(4)	Consists of shares available for issuance under the Cooper (UK 2002) Employee Share Purchase Plan, which was approved by the Board of Directors on August 6, 2002. The exercise price for options granted under the plan is 85% of the market price of Cooper Class A common shares on the grant date. The plan allows Cooper employees residing in the United Kingdom to apply payroll deductions to the purchase of shares by exercising options granted under the plan. There is no current offering outstanding under this plan.

DIRECTORS’ COMPENSATION
     A director who is also a Cooper employee receives no additional compensation for serving on the Board. Annual compensation for non-employee directors is comprised of cash and equity compensation. Cash compensation consists of an annual retainer, supplemental retainers for the chairs of Board committees and the presiding non-management director, and meeting fees. Annual equity compensation consists of a stock award, restricted stock units and stock options. Each of these components is described in more detail below. The total 2006 compensation of our non-employee directors is shown in the following table:
DIRECTORS COMPENSATION TABLE (1)

				Change in Pension
				Value and
	Fees			Nonqualified
	Earned or			Deferred
	Paid in	Stock	Option	Compensation	All Other
Name	Cash(2)	Awards(3)(4)	Awards(3) (5)	Earnings	Compensation(7)	Total
(a)	(b)	(c)	(d)	(f)	(g)	(h)

Stephen G. Butler	$88,000	$131,563	$37,850	—	$5,000	$262,413
Robert M. Devlin	67,000	131,563	37,850	—	5,000	241,413
Ivor J. Evans	75,500	131,563	37,850	—	5,000	249,913
Linda A. Hill	64,000	131,563	37,850	$2,813 (6)	5,000	241,226
James J. Postl	73,000	131,563	35,995	—	5,000	245,558
Dan F. Smith	72,000	131,563	37,850	—	5,000	246,413
Gerald B. Smith	73,000	131,563	37,850	—	5,000	247,413
James R. Wilson	86,500	131,563	37,850	—	5,000	260,913

(1)	Column (e) “Non-Equity Incentive Plan Compensation” has been omitted since there are no amounts to report.

(2)	Includes cash compensation earned by directors during the fiscal year. The following directors have elected to receive stock in lieu of cash and have deferred the receipt of the shares pursuant to the Directors’ Retainer Fee Stock Plan: S. Butler, J. Postl and D. Smith.

(3)	The amounts shown in columns (c) and (d) above reflect the compensation cost included in Cooper’s financial statements for fiscal year 2006 per FAS 123(R) related to the stock and option awards. See Cooper’s Annual Report for the year ended December 31, 2006 for a description of the FAS 123(R) valuations. The compensation cost for the stock and option awards differs from the 2006 grant date fair values for these awards as shown in footnotes (4) and (5) below because the compensation cost for the stock options and restricted stock units is amortized over the respective vesting periods and includes a portion of the values for awards granted before 2006.

(4)	Pursuant to the Directors’ Stock Plan, each non-employee director receives an annual stock award of 500 shares and 1,000 restricted stock units on the date of the Annual Meeting of Shareholders. For 2006, for each non-employee director the grant date fair value of the annual stock award is $46,730 and the grant date fair value of the restricted stock units is $93,460 based on Cooper’s stock price of $93.46 per share, which is the average of the high and low trading price on the grant date. As of December 31, 2006, the aggregate number of deferred stock awards and restricted stock units outstanding, including accrued dividend equivalent shares, are: S. Butler – 5,189 shares; R. Devlin – 4,675 shares; I. Evans – 6,256 shares; L. Hill – 5,715 shares; J. Postl – 5,840 shares; D. Smith – 7,401 shares; G. Smith – 4,170 shares and J. Wilson – 7,401 shares.

(5)	Pursuant to the Directors’ Stock Plan, each non-employee director receives an annual grant of stock options for 2,000 shares on the date of the Annual Meeting of Shareholders. For 2006, the grant date fair value of the stock option award granted to each non-employee director is $53,203. The fair value was estimated on the stock option grant date using the Black Scholes - Merton option pricing model and assumes a dividend yield of 1.5%, risk-free interest rate of 5.1%, an expected stock price volatility of 18% based on implied volatilities from traded options on Cooper stock, historical volatility of Cooper stock and other factors, and an expected option life based on historical experience of eight years. While we believe these assumptions are reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model’s use or from the values adopted for the model’s assumptions. Any future values realized will ultimately depend upon the excess of the stock price on the date the option is exercised over the exercise price. As of December 31, 2006, the aggregate number of stock options outstanding are: S. Butler – 8,000; R. Devlin – 13,000; I. Evans – 8,000; L. Hill – 11,000; J. Postl – 6,000; D. Smith – 6,000; G. Smith – 10,000 and J. Wilson – 9,000.

(6)	Represents the aggregate change in the actuarial present value of an annual benefit to be received upon retirement from the Board pursuant to the Directors Retirement Plan. The Plan was terminated in April of 1996 and benefits earned were grandfathered.

(7)	Includes matching contributions made to charitable institutions by Cooper Industries Foundation on behalf of the director.
     Cash Compensation
     Non-employee directors receive an annual cash retainer of $45,000. The presiding non-management director and Audit Committee chairman each receive a supplemental annual retainer of $15,000 and each non-employee chairman of the other standing Board committees receive a supplemental annual retainer of $10,000. In addition, non-employee directors are paid meeting attendance fees of $2,000 for regular Board meetings, $1,500 for regular committee meetings and $2,000 for special Board or committee meetings.
     In lieu of receiving the annual retainers and meeting fees in cash, each non-employee director may elect, under the Directors’ Deferred Compensation Plan, to defer receipt of such cash amounts until a date determined by the director or until retirement from the Board. Deferred cash compensation earns interest at a market rate. Alternatively, each non-employee director may elect to receive all or a portion of the annual retainer fees and meeting fees in Cooper Class A common shares instead of cash, under the Directors’ Retainer Fee Stock Plan, which was approved by shareholders in April 1998. The Directors’ Retainer Fee Stock Plan also provides that each non-employee director may elect to defer the receipt of all or a portion of the shares of Cooper stock otherwise payable under the plan. Deferred compensation in the form of Cooper shares is credited with the amount of dividends that would have been paid on an equal number of outstanding shares and the dividend equivalents are used to purchase additional deferred shares based on the current fair market value of Cooper’s Class A common shares.
     Stock Awards
     Under the Directors’ Stock Plan which was most recently approved by shareholders in April 2006, each non-employee director receives an annual stock award of 500 Cooper Class A common shares and 1,000 restricted stock units on each annual meeting date. Restricted stock units represent one Class A common share each and vest during the year following grant on a pro-rata basis depending on the number of regularly scheduled Board meetings during the year. Restricted stock units are credited to a deferred share account and the account is credited with the amount of dividends that would have been paid on an equal number of outstanding shares and the dividend equivalents are used to purchase additional restricted stock units based on the current fair market value of Cooper’s Class A common shares. Upon a director’s cessation of service on the Board, restricted stock units are converted into Class A common shares and are distributed to the director in accordance with the director’s payment election. Each newly elected or appointed non-employee director receives, upon election or appointment, a pro-rata stock and restricted stock unit award according to the time remaining before the next annual meeting date. Each non-employee director may elect under the Directors’ Stock Plan to defer receipt of all or a portion of the Class A common shares payable under the plan until a date determined by the director or until retirement from the Board.
     Option Awards
     Each non-employee director receives an annual stock option grant for 2,000 shares at fair market value under the Directors’ Stock Plan. The option vests on the third anniversary of the grant date and has a ten-year term. As of December 31, 2006 options for 72,000 shares were outstanding under the Directors’ Stock Plan.
     Directors’ Retirement Plan
     Prior to February 1996, under the Cooper Industries Inc. Directors’ Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or any director who retired in accordance with the Board’s director tenure policy, was entitled to receive a benefit amount equal to the annual basic retainer for non-employee directors in effect at the time of retirement, exclusive of any special compensation for services as a committee chairman or attendance at meetings. The benefit amount was payable for the number of years in which the director served on the Board (counting a fractional year as a full year) with payment to cease with the death of the retired director. In February 1996, the Board terminated the retirement plan and no additional benefits have accrued after April 30, 1996. However, any benefits accrued under the plan at that time were grandfathered. Ms. Hill is the only current director who is eligible to receive benefits under the Directors’ Retirement Plan.

     Other Benefits
     We also provide non-employee directors with travel accident coverage of $500,000 and offer a matching gift program for contributions made by directors to a broad range of educational, health, welfare and cultural organizations up to a maximum match of $5,000 per year.
     Stock Ownership Guidelines
     The Board has established a stock ownership guideline of three times the annual retainer for each director.
AUDIT COMMITTEE REPORT
     The Audit Committee is composed of four independent directors and acts under a written charter adopted by the Board of Directors. Cooper’s management is responsible for the quality and integrity of the Company’s financial reporting process including the systems of internal controls, and the preparation of the Company’s financial statements. The independent auditors, Ernst & Young LLP, are responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for expressing opinions on management’s assessment of and the effectiveness of Cooper’s internal control over financial reporting. The Audit Committee is responsible for monitoring and reviewing these processes on behalf of the Board of Directors, and for appointing the independent auditors, subject to shareholder approval.
     It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews and procedures. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared in accordance with generally accepted accounting principles and management’s assessment that Cooper’s internal control over financial reporting is effective and on the opinions of the independent auditors included in their report on Cooper’s financial statements and their report on internal control over financial reporting.
     In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006, with Cooper’s management and representatives of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, SEC rules and other professional standards. In addition, the Audit Committee discussed with the independent auditors their independence from Cooper and its management, and received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.
     In reliance on its review of the audited financial statements and the discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Cooper’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Stephen G. Butler, Chairman	Gerald B. Smith
James J. Postl	James R. Wilson
RELATIONSHIP WITH INDEPENDENT AUDITORS
     The Audit Committee appoints, subject to shareholder approval, our independent auditors for each year. During the year ended December 31, 2006, Ernst & Young LLP was employed principally to perform the annual audit and to render other services. Fees paid to Ernst & Young LLP for each of the last two fiscal years are listed in the following table.

Year Ended December 31	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2006	$3,681,000	$714,000	$743,000	$0
2005	3,786,000	258,000	858,000	0
     Audit fees include fees for the audit and quarterly reviews of the consolidated financial statements, the internal control audit pursuant to Section 404 of the Sarbanes-Oxley Act, statutory audits of subsidiaries required by governmental or regulatory bodies, comfort letters, consents, assistance with and review of documents filed with the SEC and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. Audit-related fees principally include fees for merger and acquisition assistance and pension and benefit plan audits. Tax fees primarily include fees for tax compliance such as tax return preparation for international subsidiaries, and tax planning and advice relating to tax audits, internal reorganizations and international operations. In 2006, tax compliance fees were $557,000 and fees for tax planning and advice were $186,000. In 2005, tax compliance fees were $594,000 and fees for tax planning and advice were $264,000. The Audit Committee has considered the compatibility of non-audit services with the auditors’ independence.
     The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by independent auditors. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for any particular category of non-audit services and to engage the independent auditor for any non-audit services not included in the budget. The Committee may delegate pre-approval authority to one or more members of the Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Committee. No non-audit services were rendered pursuant to the de minimis safe harbor exception to the pre-approval requirements under Section 10A of the Securities Exchange Act of 1934.
     Representatives of Ernst & Young LLP will be present at the meeting and will be available to answer questions and discuss matters pertaining to the reports of the independent auditors contained in the financial statements included in Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Representatives of Ernst & Young LLP will have the opportunity to make a statement, if they desire to do so.
ANNUAL REPORT ON FORM 10-K
     A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission is included in the Annual Report sent to you with this proxy statement. It is also available at the “Investor Center” tab on our website (www.cooperindustries.com) or may be obtained upon request and without charge, by writing to:
Director, Investor Relations
Cooper Industries, Ltd.
P.O. Box 4446
Houston, Texas 77210
INCORPORATION BY REFERENCE
     To the extent that this Proxy Statement is incorporated by reference into any other filing by Cooper under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the Securities and Exchange Commission as well as the annexes to this Proxy Statement, will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the Securities and Exchange Commission.

PROPOSAL 2
APPOINTMENT OF INDEPENDENT AUDITORS
     Under Section 89 of the Companies Act, 1981 of Bermuda, our shareholders have the authority to appoint our independent auditors and to authorize our Audit Committee to determine the auditors’ remuneration. The Audit Committee has tentatively selected Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2007. The Board of Directors is asking shareholders to approve such appointment and authorize our Audit Committee to determine the auditors’ remuneration.
     Ernst & Young LLP acted as independent auditors for the 2006 fiscal year. Information pertaining to the services rendered by Ernst & Young LLP is included under the caption “Relationship with Independent Auditors.”
     The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3
PROPOSAL TO AMEND BYE-LAWS TO INCREASE COOPER’S AUTHORIZED COMMON SHARES
     On February 14, 2007 the Board of Directors unanimously approved, and recommends that Cooper’s shareholders consider and approve an amendment (the “Amendment”) to Section 1 of Cooper’s Amended and Restated Bye-laws to increase the number of authorized Class A common shares, par value $.01 per share, from 250,000,000 to 500,000,000 shares and to increase the number of authorized Class B common shares, par value $.01 per share, from 150,000,000 to 250,000,000 shares. Cooper’s Bye-laws also currently authorize the issuance of up to 10,000,000 preferred shares of which no shares are issued and outstanding. The Amendment would not alter the authorized amount of preferred shares.
     The full text of the proposed Amendment to Section 1 of the Bye-laws is set forth in Appendix A to this Proxy Statement.
     Purpose and effects of the Amendment
     As of February 28, 2007, there were 104,719,134 Class A common shares issued and outstanding (of which 91,571,233 are publicly held and 13,147,901 are held by Cooper subsidiaries), 11,853,374 Class A common shares reserved for employee benefit plans and director compensation plans, and 54,810,129 Class B common shares issued and outstanding. On February 14, 2007, the Board of Directors approved a 2-for-1 stock split in the form of a stock distribution. The stock split is payable to shareholders of record as of February 28, 2007 and the additional shares will be distributed to shareholders on March 15, 2007. As a result of the 2-for-1 stock split, effective March 15, 2007, we estimate there will be approximately 209,438,268 Class A common shares issued and outstanding (of which 183,142,466 will be publicly held and 26,295,802 will be held by Cooper subsidiaries), 21,271,183 Class A common shares reserved for employee benefit plans and director compensation plans and 109,620,258 Class B common shares issued and outstanding.
     Therefore, we estimate that effective March 15, 2007:
•	the total Class A common shares issued and outstanding or reserved for benefit and compensation plans will be approximately 230,709,451 compared to total authorized Class A common shares of 250,000,000, and

•	the total Class B common shares issued and outstanding will be 109,620,258 compared to total authorized Class B common shares of 150,000,000.
     The Board of Directors believes that the flexibility provided by the Amendment to permit Cooper to issue or reserve additional common shares, in the discretion of the Board of Directors, without the delay or expense of a special meeting of shareholders, is in the best interests of Cooper and its shareholders. The Class A common shares may be used for general purposes, including stock splits and stock dividends, acquisitions, possible financing activities, and employee and director benefit plans. Other than the stock split discussed above, we have no present plans, arrangements, commitments or understanding to issue any additional common shares that would be authorized by the adoption of the Amendment.
     Class A and Class B Common Shares
     Cooper Class A common shares are listed on the New York Stock Exchange. Cooper Class B common shares are not publicly traded. The Class B common shares were issued to Cooper Industries, Inc., in connection with the reincorporation merger in May 2002, whereby Cooper Industries, Inc., formerly the publicly-traded parent company, became a wholly-owned subsidiary of Cooper Industries, Ltd. Effective January 1, 2005, the Class B common shares were transferred to Cooper US, Inc., which is a wholly-owned Cooper subsidiary. Cooper US, Inc. is the only holder of Class B common shares. The holders of Class B common shares are not entitled to vote, except as to matters for which the Bermuda Companies Act specifically requires voting rights for otherwise non-voting shares. Cooper Industries, Ltd. and Cooper subsidiaries holding Class A or Class B common shares have entered into a voting agreement whereby any Class A or Class B common shares held by such Cooper subsidiaries will be voted (or abstained from voting) in the same proportion as the other holders of Class A common shares. Therefore, Class A and Class B common shares held by Cooper subsidiaries do not dilute the voting power of the Class A common shares held by the public. Only Cooper wholly-owned subsidiaries will own Class B common shares. A Class B common share is entitled to receive the same dividends or other distributions in cash, shares or other property as are declared and paid on a Class A common share.

The Class B common shares are convertible into Class A common shares on a one-for-one basis in two circumstances: (1) to satisfy obligations of Cooper or its affiliates to issue Class A common shares under stock plans of Cooper and its subsidiaries, and (2) as consideration for any acquisition by Cooper of stock or assets of a third party.
     The authorization of the additional Class A and Class B common shares sought by this proposal would not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders, but, to the extent additional authorized Class A common shares are issued in the future, it may dilute the percentage of stock ownership, book value and voting rights of the present holders of Class A common shares. Under the Bye-laws, shareholders do not have preemptive rights with respect to additional common shares being authorized, which means that current shareholders do not have a prior right to purchase any new issue of common shares in order to maintain their proportionate ownership of common shares. Although Cooper has no present intention of taking the following actions, authorized but unissued common shares could be used to discourage, or make more difficult, a change in control of Cooper. For example, the issuance of new Class A common shares could be used to dilute the stock ownership or voting power of a person seeking control of Cooper. Cooper is not currently aware of any specific efforts to obtain control of the Company.
     To be adopted, the Amendment must receive an affirmative vote of a majority of the shares represented in person or by proxy at the Annual Shareholders’ Meeting. Accordingly, abstentions and broker non-votes have the same effect as a vote against the proposal.
     Your Board of Directors recommends that shareholders vote FOR the proposed amendment to our Bye-laws.

PROPOSAL 4
SHAREHOLDER PROPOSAL RELATING TO INTERNATIONAL
LABOR ORGANIZATION HUMAN RIGHTS STANDARDS
     The New York City Teachers’ Retirement System, owner of 3,150 Cooper Class A common shares, the New York City Employees’ Retirement System, owner of 12,255 Cooper Class A common shares, and the New York City Fire Department Pension Fund, owner of 1,200 Cooper Class A common shares, through their custodian and trustee, The Office of the Comptroller of New York City, 1 Centre Street, New York, N.Y. 1007-2341, have informed us that they intend to present the following proposal at the meeting. Other shareholders who are co-filers of the following resolution are: Benedictine Sisters, P.O. Box 28037, San Antonio, Texas 78228, owner of 120 Cooper Class A common shares; the Loretto Literary and Benevolent Institution (also known as the Sisters of Loretto), 5125 Lenox Avenue, St. Louis, Missouri 63119-4343, owner of 458 Cooper Class A common shares; Domini Social Investments LLC, 536 Broadway, 7th Floor, New York, New York 10012-3915, owner of approximately 22,000 Cooper Class A common shares; the Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961-0476, owner of 100 Cooper Class A common shares; the Dominican Sisters of Springfield, Illinois, 1237 West Monroe Street, Springfield, Illinois 62704, owner of 35 Cooper Class A common shares, and the Congregation of the Sisters of Charity of the Incarnate Word, P.O. Box 230969, Houston, Texas 77223-0969, owner of 100 Cooper Class A common shares.
GLOBAL HUMAN RIGHTS STANDARDS
Whereas, Cooper Industries, Ltd. currently has extensive overseas operations, and
Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and
Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and
Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and
Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:
1.	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained.
Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends a vote AGAINST Proposal 4.
     Cooper has a long-standing and well-recognized record to support workplace human rights wherever Cooper does business worldwide. Cooper’s Code of Ethics and Business Conduct (“Code”), initially developed in 1961, has been translated into five languages and distributed to all employees worldwide. The Code is available on the Company’s website at www.cooperindustries.com/common/governance. The Code and Cooper’s human resources policies and programs are based on the principle that all employees must be treated with dignity and respect. Cooper’s existing policies and practices already address the concerns expressed in the above proposal and ensure compliance with global human rights standards. Specifically, the Code and existing policies and practices address the following matters:
•	Cooper’s Code provides that employees are free to select collective bargaining representation.

•	The Code also provides that where trade unions are present, Cooper will deal with them fairly and conduct negotiations in a purposeful and non-adversarial manner. Accordingly, worker representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions.

•	Cooper’s policy concerning equal employment opportunities provides individuals full equality of opportunity without regard to an individual’s race, color, religion, sex, age, national origin, or mental or physical disability.

•	Cooper prohibits the use of forced labor and child labor. Cooper does not employ any person younger than 16 years of age.
     Cooper enforces its Code and other policies affecting workplace human rights through a well-developed compliance program. Cooper’s compliance function, which is headed by an executive officer, oversees the worldwide distribution of the Code, compliance with its standards and enforcement efforts. The compliance program includes a hotline that Cooper employees and others are encouraged to use to report potential violations of the Code. Anyone contacting the hotline may provide his or her name or report anonymously. Each report is investigated and actions are taken as needed to address any violations and to prevent reoccurrence.
     In addition, compliance procedures include auditing programs to periodically review Company facilities worldwide for compliance with local law and Cooper’s standards concerning workers’ health and safety. In light of the Company’s well-developed compliance process, Cooper management believes that the outside monitoring advocated by the proponent is unnecessary and that workplace standards are better served by Cooper’s commitment to continuously improve and devote resources to its internal programs that are dedicated to achieving the same goals.
     For these reasons, the Board of Directors recommends a vote AGAINST Proposal 4.

Appendix A
AMENDMENT TO BYE-LAWS
     “RESOLVED, that the authorized share capital in the Company of U.S. $4,100,000 divided into 250,000,000 Class A common shares par value U.S. $.01 per share, 150,000,000 Class B common shares par value U.S. $.01 per share and 10,000,000 Preferred Shares par value U.S. $.01 per share be increased to U.S. $7,600,000 divided into 500,000,000 Class A common shares par value U.S. $.01 per share, 250,000,000 Class B common shares par value U.S. $.01 per share and 10,000,000 Preferred Shares par value U.S. $.01 per share.
     FURTHER RESOLVED, that the first paragraph of Section 1 of the Amended and Restated Bye-laws of the Company be amended to read in its entirety as follows:
1.	Share Capital and Rights. The authorized share capital of the Company is U.S. $7,600,000 divided into 500,000,000 Class A common shares par value U.S. $.01 per share (the “Class A Common Shares”), 250,000,000 Class B common shares par value U.S. $.01 per share (the “Class B Common Shares”) and 10,000,000 Preferred Shares par value U.S. $.01 per share (the “Preferred Shares”).

A-1

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
12:00 midnight, New York time, on April 23, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Outside the US, Canada and Puerto, Rico, call 1-781-575- 2300 on a touch tone telephone. Standard rates will apply.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X		• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789

▼ IF YOU HAVE NOT VOTED VIATHE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors	—	The Board of Directors recommends a vote FOR all the nominees.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 – S.G. Butler	☐	☐	02 – D.F. Smith	☐	☐	03 – G.B. Smith	☐	☐

04 – M.S. Thompson	☐	☐	05 – L.D. Kingsley	☐	☐

B	Proposals	—	The Board of Directors recommends a vote FOR Proposals 2 and 3, and AGAINST Proposal 4.

	For	Against	Abstain		For	Against	Abstain
2. Appoint Ernst & Young LLP as independent auditors for the year ending 12/31/2007.	☐	☐	☐	4. Shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.	☐	☐	☐

3. Amendment to Cooper’s Bye-Laws to increase authorized shares.	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This Section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 5 3 C V	J N T 0 1 2 2 3 7 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

HOW TO RECEIVE YOUR ANNUAL REPORT AND PROXY STATEMENT ON-LINE
You may receive future Cooper Industries, Ltd. annual reports and proxy statements on-line on the Internet by submitting your consent to Cooper. This will save Cooper postage and printing expenses and make information available to you faster. If you have already consented to receive future annual reports and proxy statements on-line, no action is necessary because your consent remains effective until you change or revoke your consent.
Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and you wish to consent to Internet delivery of future annual reports and proxy statements, follow the instructions set forth below.
•	Log onto the Internet and go to the website: http://www.computershare.com/us/ecomms (If you are voting your shares this year using the Internet, you can link to this website directly from the website where you vote your shares.)
•	Follow the instructions provided.
If you are not a registered shareholder and you wish to consent to Internet delivery of future annual reports and proxy statements, please contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such option for you.
If you consent, when Cooper’s 2007 Annual Report and the Proxy Statement for the 2008 Annual Meeeting of Shareholders become available, you will be notified by e-mail on how to access them on the Internet.
If you do elect to receive your Cooper materials via the Internet, you can still request paper copies by contacting Cooper Industries, Ltd. at 600 Travis, Suite 5800, Houston, Texas 77002-1001, Attn: Investor Relations. Also, you may change or revoke your consent at any time by going to the above website and following the applicable instructions.

Telephone and Internet proxy voting is permitted under the laws of the jurisdiction in which Cooper is incorporated. Your telephone or Internet vote authorizes the proxies named on the proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Cooper Industries, Ltd.

Proxy for Annual Meeting of Shareholders
April 24, 2007
Solicited on Behalf of the Board of Directors
The undersigned shareholder of Cooper Industries, Ltd. (“Cooper”) appoints Kevin M. McDonald and Terrance V. Helz, or either of them, proxies, with full power of substitution, to vote all shares of stock that the shareholder would be entitled to vote if present at the Annual Meeting of Shareholders of Cooper on Tuesday, April 24, 2007, at 11:00 a.m. (Central Time) in the Conference Room, 64th Floor, Chase Tower, 600 Travis Street, Houston, Texas, and at any adjournments or postponements thereof, with all powers the shareholder would possess if present. The shareholder hereby revokes any proxies previously given with respect to such meeting.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR (STEPHEN G. BUTLER, DAN F. SMITH, GERALD B. SMITH, MARK S. THOMPSON AND LAWRENCE D. KINGSLEY), FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
This card also constitutes voting instructions for any shares held for the shareholder in Cooper’s Dividend Reinvestment and Stock Purchase Plan and the Cooper Industries Retirement Savings and Stock Ownership Plan, as well as any shares acquired through Cooper’s Employee Stock Purchase Plan that are being held in a book-entry account at Computershare Trust Company, N.A., as described in the Notice of Meeting and Proxy Statement.
(Please date and sign on the reverse side)